Exhibit 2.1

STRICTLY CONFIDENTIAL

SASM&F Draft 3/27/19

SUBJECT TO REVIEW AND COMMENT

AGREEMENT AND PLAN OF MERGER

Among

WABCO HOLDINGS INC.,

ZF FRIEDRICHSHAFEN AG

and

VERONA MERGER SUB CORP.

Dated as of March 28, 2019

EXHIBITS

Exhibit A	Certificate of Incorporation of the Surviving Corporation

INDEX OF DEFINED TERMS

Page

Acceptable Confidentiality Agreement	70
Acquisition Proposal	41
Affiliate	70
Agreement	1
Alternative Financing	55
Antitrust Division	46
Antitrust Law	44
Applicable Date	15
Available Financing	57
Bankruptcy and Equity Exception	12
Book-Entry Share	3
Business Day	70
Bylaws	11
Cancelled Shares	3
Capitalization Date	11
Certificate	3
Certificate of Incorporation	11
Certificate of Merger	2
CFIUS	70
CFIUS Clearance	70
CFIUS Turndown	70
Change of Control Severance Plan	70
Change of Recommendation	43
Charter	2
Closing	2
Closing Date	2
Code	70
Common Stock	3
Company	1
Company Board	1
Company Cash Incentive Award	5
Company Cash Incentive Award Consideration	5
Company Deferred Stock Unit	4
Company Disclosure Schedule	10
Company DSU Consideration	4
Company Employees	50
Company Equity Awards	5
Company Notice	40
Company Omnibus Incentive Plans	11
Company Performance Stock Unit	4
Company Plan	20
Company PSU Consideration	4

v

Company Related Party	66
Company Requisite Vote	12
Company Restricted Stock Unit	4
Company RSU Consideration	4
Company Securities	12
Company Stock Option	3
Company Stock Option Consideration	3
Confidentiality Agreement	49
Contract	71
control	71
D&O Insurance	53
Data Room	71
DGCL	1
Dissenting Shares	9
DOJ	44
Effective Time	2
End Date	63
Environmental Laws	26
ERISA	21
ERISA Affiliate	21
Exchange Act	13
Exchange Fund	6
Existing Facilities	35
Existing Notes	59
FCPA	14
Financial Advisor	26
Financing	31
Financing Commitments	30
Financing Related Parties	71
Financing Sources	30
FTC	44
GAAP	71
Governmental Entity	13
Hazardous Materials	26
HSR Act	71
Indemnified Parties	52
Indian Offer	71
Intellectual Property	24
International Benefit Plan	21
IT Assets	25
knowledge	71
Law	72
Liability Management Transaction	59
Liability Management Transactions	59
Liens	22
Material Adverse Effect	72

Material Company Plan	20
Material Contract	19
Merger	1
Merger Sub	1
New Plans	50
Non-U.S. Antitrust Laws	13
Notice Period	40
Old Plans	51
Order	73
Parent	1
Parent Disclosure Schedule	28
Parent Group	43
Parent Plan	52
Parties	1
Party	1
Paying Agent	6
Pension Commitments	21
Per Share Merger Consideration	3
Permitted Liens	23
Person	73
Plan Document	20
Preferred Stock	11
Privacy Legal Requirement	73
Proceeding	52
Proxy Statement	41
Recommendation	12
Registered IP	24
Representatives	38
Reverse Termination Fee	65
SEBI	73
SEBI Takeover Code	73
SEC	15
SEC Reports	15
Securities Act	15
Selected Subsidiaries	73
Share	3
Significant Customer	73
Significant Supplier	73
Solvent	32
Stockholders Meeting	42
subsidiaries	74
subsidiary	74
Superior Proposal	41
Surviving Corporation	1
Tax Return	24
Taxes	24

Termination Fee	64
Trade Controls	14
UKBA	14
Willful Breach	74

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2019 (this “Agreement”), is entered into by and among WABCO Holdings Inc., a Delaware corporation (the “Company”), ZF Friedrichshafen AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany (“Parent”), and Verona Merger Sub Corp., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the management board (Vorstand) and supervisory board (Aufsichtsrat) of Parent and the board of directors of Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable to enter into this Agreement with Parent and Merger Sub providing for the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (b) approved this Agreement and the transactions contemplated hereby in accordance with the DGCL and (c) adopted a resolution recommending this Agreement be adopted by the stockholders of the Company;

WHEREAS, (a) the board of directors of Merger Sub has recommended adoption of this Agreement by Parent, its sole stockholder and (b) Parent, as sole stockholder of Merger Sub, has adopted and approved this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.5.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

Section 1.2    Closing. Unless this Agreement shall have been terminated in accordance with its terms, the closing of the Merger (the “Closing”) shall occur by electronic exchange of documents at 9:00 a.m., Eastern time, on the fifth Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) have been satisfied or waived (to the extent permitted by applicable Law) in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.3    Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Closing, the Company and Parent will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 1.4    Certificate of Incorporation; Bylaws.

(a)    At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to read as set forth in Exhibit A, until thereafter amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b)    At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

Section 1.5    Directors and Officers.

(a)    The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the bylaws of the Surviving Corporation.

(b)    The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a)    Merger Consideration. Each share of common stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (each, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company, including Shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”) and (ii) the Dissenting Shares) shall be converted automatically into the right to receive $136.50 in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, each of the Shares (other than Cancelled Shares and Dissenting Shares) shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Cancelled Shares and Dissenting Shares) and each non-certificated Share represented by book-entry (other than Cancelled Shares and Dissenting Shares) (a “Book-Entry Share”) shall thereafter represent only the right to receive the Per Share Merger Consideration.

(b)    Cancellation of Cancelled Shares. Each Cancelled Share shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(c)    Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be automatically converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.2    Treatment of Company Equity and Cash Incentive Awards.

(a)    Company Stock Options. Each option to purchase Shares issued under a Company Omnibus Incentive Plan (a “Company Stock Option”) and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares underlying such Company Stock Option and (ii) the excess, if any, of (A) the Per Share Merger Consideration over (B) the per-share exercise price of such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment (the “Company Stock Option Consideration”); provided that if the exercise price per Share of any such

Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option shall be cancelled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Stock Option the Company Stock Option Consideration (if any) within ten (10) Business Days following the Effective Time.

(b)    Company Restricted Stock Units. Each restricted stock unit granted pursuant to a Company Omnibus Incentive Plan that vests solely on the basis of time that is not a Company Deferred Stock Unit (a “Company Restricted Stock Unit”) and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the total number of Shares underlying such Company Restricted Stock Units and (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment (the “Company RSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Restricted Stock Unit the Company RSU Consideration within ten (10) Business Days following the Effective Time.

(c)    Company Performance Stock Units. Each performance stock unit granted pursuant to a Company Omnibus Incentive Plan that vests on the basis of time and the achievement of performance targets (a “Company Performance Stock Unit”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, (x) with respect to those Company Performance Stock Units with a performance period ending on December 31, 2019, equal to the product of (A) the total number of Shares underlying such Company Performance Stock Unit assuming achievement of the applicable performance metrics at the actual level of performance and (B) the Per Share Merger Consideration, (y) with respect to those Company Performance Stock Units other than those with a performance period ending on December 31, 2019, equal to the product of (A) the total number of Shares underlying such Company Performance Stock Unit assuming achievement of the applicable performance metrics at the target level of performance and (B) the Per Share Merger Consideration, in each case, less applicable Taxes required to be withheld with respect to such payment (the amounts in clauses (x) and (y), together, the “Company PSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Performance Stock Unit the Company PSU Consideration within ten (10) Business Days following the Effective Time.

(d)    Company Deferred Stock Units. Each deferred stock unit granted pursuant to a Company Omnibus Incentive Plan to a non-employee director of the Company Board (a “Company Deferred Stock Unit”) that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the total number of Shares underlying such Company Deferred Stock Units and (y) the Per Share Merger Consideration (the “Company DSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to each holder of a Company Deferred Stock Unit the Company DSU Consideration within ten (10) Business Days following the Effective Time.

(e)    Company Cash Incentive Awards. Except as otherwise provided in Section 2.2(e) of the Company Disclosure Schedule, each cash incentive award (including annual incentive plan and long-term incentive plan awards) granted pursuant to a Company Omnibus Incentive Plan (a “Company Cash Incentive Award”) that is outstanding immediately prior to the Effective Time shall be cancelled and converted into a right to receive an amount in cash, without interest, equal to, as determined by the Company Board or a committee thereof prior to the Effective Time, the actual level of achievement of the applicable performance metrics, with such level of achievement (x) measured during the period from and including the first day of the applicable performance period through and including the Effective Time and (y) projected for the full performance period, which resulting amount shall be prorated to reflect the period from and including the first day of the applicable performance through and including the Effective Time, less applicable Taxes required to be withheld with respect to such payment (the “Company Cash Incentive Award Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each grantee of a Company Cash Incentive Award the Company Cash Incentive Award Consideration within ten (10) Business Days following the Effective Time.

(f)    Section 409A. Notwithstanding anything herein to the contrary, with respect to any Company Equity Award or Company Cash Incentive Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Omnibus Incentive Plan that will not trigger a Tax or penalty under Section 409A of the Code.

(g)    Cooperation. Notwithstanding anything herein to the contrary, with respect to Company Stock Options, Company Restricted Stock Units, Company Performance Stock Units and Company Deferred Stock Units (collectively, the “Company Equity Awards”) held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall cooperate in good faith prior to the Closing to minimize the Tax impact of the provisions set forth in this Section 2.2. In addition, between the date of this Agreement and the Effective Time and to the extent reasonably necessary to avoid or reduce such adverse Tax impact, the Company may accelerate the vesting, exercise and/or settlement, as applicable, of Company Stock Options, Company Restricted Stock Units and/or Company Performance Stock Units, and any resulting Shares shall receive the Per Share Merger Consideration in accordance with Section 2.1(a) hereof; provided that any such acceleration of the vesting, exercise and/or settlement (i) is limited to individuals who are located outside the United States, and (ii) does not result in any increased cost or liability to the Company.

(h)    Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Company’s Compensation, Nominating and Governance Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.2.

Section 2.3    Surrender of Shares.

(a)    Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II. At the Closing and concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments under this Article II (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Subject to Section 2.3(c), to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all applicable times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Article II shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b)    Exchange Procedures.

(i)    Transmittal Materials. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each holder of record of Shares as of immediately prior to the Effective Time (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title shall pass, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), and with respect to Certificates (if any), only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(f) to the Paying Agent), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Book-Entry Shares or Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(f)) to the Paying Agent.

(ii)    Certificates. Upon surrender of a Certificate (if any) (or affidavit of loss in lieu of the Certificate as provided in Section 2.3(f)) to the Paying Agent in accordance with the terms of such transmittal materials and instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.3(f)) by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence, if any, as the Paying Agent may reasonably require (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Share by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv)    Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Share may be issued to such transferee or other Person if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes arising as a result of such unregistered transfer have been paid or are not applicable.

(v)    Until surrendered as contemplated by this Section 2.3(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article II. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(c)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Cancelled Shares or Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon due surrender of its Certificates (if any), or affidavits of loss in lieu of the Certificates or acceptable evidence of Book-Entry Shares, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and Parent shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of their claim for the Per Share Merger Consideration payable upon due surrender of their Certificates or Book-Entry Share. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d)    Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II. The Per Share Merger Consideration paid upon the surrender of Certificates (or upon receipt by the Paying Agent of an “agent’s message”, in the case of Book-Entry Shares) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or such Book-Entry Shares.

(e)    Withholding Rights. Each of Parent, the Surviving Corporation (including, for purposes of this Section 2.3(e), the relevant employer subsidiary) and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be promptly remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Equity Awards or Company Cash Incentive Awards, as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. Notwithstanding the foregoing, the Parties agree that (A) the Company may obtain, and that neither Parent nor the Surviving Corporation shall withhold any amounts from the consideration otherwise payable pursuant to this Agreement under Indian Tax Law if the Company delivers to Parent, a preliminary valuation or appraisal no later than forty-five (45) days prior to the Closing Date, and, if requested by Parent, a final valuation or appraisal no later than fifteen (15) days prior to the Closing Date, in each case, in form and substance reasonably acceptable to Parent, showing that, for the purposes of and in accordance with the Indian Tax Law, the shares or interests in the Company do not derive, directly or indirectly, value substantially from assets located in India (i.e., that the value of the Company’s stake in WABCO India Limited is less than 50% of the value of the Company and its subsidiaries, taken as a whole), in all instances calculated in accordance with Section 9 of the Indian Tax Law, (B) if deemed necessary by Parent, in its reasonable judgment, taking into consideration the preliminary valuation described in Section 2.3(e)(A) if delivered to Parent, the Company shall apply for necessary tax registrations in India (Permanent Account Number and Tax Deduction and Collection Number) and (C) the Parties shall cooperate to duly make a voluntary filing, within thirty (30) days of the date hereof (or as otherwise extended with permission from the competent Chinese tax authority), with the competent Chinese Tax authority to report the transaction under the Chinese Indirect Transfer rules (Bulletin of the State Administration of Taxation No. 7 of 2015), and shall cooperate to timely make any supplemental filings or provide any additional information that the competent Chinese Tax authority may request in connection with such voluntary filing.

(f)    Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will, issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (i) the number of Shares represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.

Section 2.4    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any Shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have properly perfected a demand for appraisal rights in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(e) and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each holder of Dissenting Shares shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company or any of its Representatives relating to stockholders’ rights of appraisal and Parent shall be entitled to participate in all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands, except as required by applicable Law.

Section 2.5    Adjustments. In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted; provided, however, that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, subject to Section 9.18 and except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC prior to the date of this Agreement (excluding any disclosures set forth in any Risk Factor section or in any other section to the extent they are forward-looking statements or to the extent they are cautionary, predictive or forward-looking in nature) or (ii) as set forth in the corresponding sections or subsections of the disclosure schedules delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

Section 3.1    Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company and its subsidiaries are organized. Section 3.1(b) of the Company Disclosure Schedule sets forth (i) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary, as well as the ownership interest of any other Person or Persons in each such subsidiary and the jurisdiction of organization thereof of each such subsidiary and (ii) the Company’s or its subsidiaries’ direct or indirect ownership interest in any other Person other than securities consisting of less than five percent of the outstanding capital stock of such Person.

Section 3.2    Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a correct and complete copy of the amended and restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and the amended and restated by-laws, as amended to date (the “Bylaws”), of the Company as currently in effect. The Certificate of Incorporation and the Bylaws are in full force and effect. The Company has made available to Parent on or prior to the date of this Agreement complete and correct copies of the certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement of each of its Selected Subsidiaries, and each as so delivered is in full force and effect.

Section 3.3    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 400,000,000 shares of Common Stock, and (ii) 4,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on March 25, 2019 (the “Capitalization Date”):

(i)    51,231,137 shares of Common Stock were issued and outstanding;

(ii)    no shares of Preferred Stock were issued or outstanding;

(iii)    27,891,070 shares of Common Stock were held by the Company in its treasury; and

(iv)    there were (A) 34,977 shares of Common Stock underlying outstanding Company Stock Options, (B) 150,761 shares of Common Stock underlying Company Restricted Stock Units, (C) 177,896 shares of Common Stock underlying outstanding Company Performance Stock Units, assuming settlement at the target level of performance and (D) 27,815 shares of Common Stock underlying outstanding Company Deferred Stock Units, in each such case as granted under the WABCO Amended and Restated 2009 Omnibus Incentive Plan (including any predecessor plans, the “Company Omnibus Incentive Plans”).

(b)    From the close of business on the Capitalization Date through the date of this Agreement, no options or other rights to purchase Shares have been granted and no Shares or shares of Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Company Stock Options, the vesting of Company Restricted Stock Units or Company Performance Stock Units, or the settlement of Company Deferred Stock Units, in each case that were outstanding on the Capitalization Date and in accordance with the terms of the Company Omnibus Incentive Plans. Except as set forth in Section 3.3(a) or Section 3.3(b) of the Company Disclosure Schedule, as of the date of this Agreement, (i) there are no outstanding or authorized (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options, warrants, calls, phantom stock or other rights to acquire from the Company, or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company (collectively, “Company Securities”), and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights. Each of the outstanding shares of capital stock or other voting securities of each of the Company’s subsidiaries is (i) duly authorized, validly issued, fully paid and nonassessable, (ii) owned by the Company or another subsidiary of the Company or, to the knowledge of the Company, by the other Person or Persons set forth in Section 3.1(b) of the Company Disclosure Schedule and (iii) owned free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 3.3(a) or Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding or authorized (A) shares of capital stock or other voting securities of the Company’s subsidiaries, (B) securities of any of the Company’s subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any such subsidiary or (C) preemptive rights, options, warrants, calls, phantom stock, conversion rights, redemption rights, repurchase rights or other rights to acquire from the Company or any of the Company’s subsidiaries or obligations of the Company or any of the Company’s subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company or any such subsidiary.

(c)    Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.4    Authority. The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote thereon at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”). The Company Board, at a duly called and held meeting, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, approved this Agreement and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Recommendation”) and (b) directed that this Agreement be submitted to the stockholders of the Company for their adoption. The only vote of the stockholders of the Company required to adopt and approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5    No Conflict; Required Filings and Consents.

(a)    Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) conflict with or violate the Certificate of Incorporation or Bylaws or the comparable governing documents of any subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of or, other than in connection with the Financing, result in the creation of a Lien (except a Permitted Lien) on any of the material assets of the Company or any of its subsidiaries pursuant to any Contract (other than any Contract that (x) is a Company Plan or Company Omnibus Incentive Plan or (y) that may be canceled without payment or penalty to the Company or any of its subsidiaries upon ninety (90) days’ notice or less) to which the Company or any of its subsidiaries is party or by which the Company or any of its subsidiaries is bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company.

(b)    The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including any stock exchange or other self-regulatory organizations) authority, agency, court, commission or other governmental body, whether supranational, foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger “Notification and Report Form” by the Company under the HSR Act and the expiration of any applicable waiting period under the HSR Act, (iii) the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) CFIUS Clearance, (vi) the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction or investment Laws relating to foreign ownership (“Non-U.S. Antitrust Laws”) set forth in Section 3.5(b)(i) of the Company Disclosure Schedule, (vi) all consents, approvals, authorizations, permits, actions, filings or notifications set forth on Section 3.5(b)(ii) of the Company Disclosure Schedule and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to (A) prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company or (B) individually or in the aggregate, have a Material Adverse Effect.

Section 3.6    Compliance.

(a)    The business of the Company and its subsidiaries has not been, since the Applicable Date, and is not being, conducted in violation of any Law applicable to the Company or any of its subsidiaries, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and the Company and its subsidiaries have not received any written notice or communication from a Governmental Entity of any material noncompliance with any such Laws, except for any such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)    To the knowledge of the Company, neither the Company nor any of its subsidiaries or any other Person acting on behalf of the Company or any of its subsidiaries, including any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries has since January 1, 2016, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official political or governmental action, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or government employee from corporate funds for the purpose of influencing such individual’s actions or decisions in his or her official capacity or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to influence official political or governmental action.

(c)    To the knowledge of the Company, neither the Company nor any of its subsidiaries is in material violation of any applicable provision of: (A) the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”); (B) the U.K. Bribery Act 2010 (c.23) (the “UKBA”); or (C) any other applicable similar anticorruption Law. The Company and its subsidiaries have instituted and maintained policies and procedures designed to ensure compliance with the FCPA and the UKBA, and conduct their businesses in material compliance with all of the applicable provisions thereof.

(d)    Each of the Company and its subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)    Neither the Company nor any of its subsidiaries or, to the knowledge of the Company, any other Person acting on behalf of the Company or any of its subsidiaries has since January 1, 2016 taken any action that would constitute a material violation of any applicable Laws pertaining to export controls, customs and imports, and trade or economic sanctions Laws or anti-boycott Laws of the United States or any other jurisdiction (collectively, “Trade Controls”), except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2016 through the date of this Agreement, there have been no claims, complaints, charges, investigations, voluntary disclosures or proceedings under Trade

Controls, and there are no pending or, to the knowledge of the Company, threatened investigations involving suspected or confirmed violations thereof, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)    Except with respect to regulatory matters covered by Section 6.2 and Section 6.4, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.2 and Section 6.4, neither the Company nor any of its subsidiaries has since January 1, 2016 through the date of this Agreement been charged in writing by any Governmental Entity with, or to the knowledge of the Company, investigated for, a material violation of any Antitrust Law applicable to the Company or any of its subsidiaries or entered any written settlement, memorandum of understanding or similar written agreement with a Governmental Entity in respect of a material violation or alleged material violation of any such Antitrust Law. Except with respect to regulatory matters covered by Section 6.2 and Section 6.4, to the knowledge of the Company, as of the date of this Agreement no investigation or review by any Governmental Entity under any Antitrust Law or any written settlement agreement in respect of a material violation or alleged material violation thereof with respect to the Company or any of its subsidiaries is pending or threatened, nor has any Governmental Entity notified the Company or any of its subsidiaries in writing of an intention to conduct any such investigation or review since January 1, 2016 through the date of this Agreement.

Section 3.7    SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)    The Company has filed or otherwise transmitted or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2018 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, and those filed or furnished subsequent to the date hereof, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied or will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. Since the Applicable Date through the date of this Agreement, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(b)    The audited consolidated financial statements of the Company (including all notes thereto) and its subsidiaries included in the SEC Reports filed prior to the date of this Agreement have been prepared, or, in the case of SEC Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, or, in the case of SEC Reports filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of earnings, comprehensive earnings, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the SEC Reports filed prior to the date of this Agreement have been prepared, or, in the case of SEC Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, or, in the case of SEC Reports filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of earnings, comprehensive earnings, cash flows and stockholders equity for the periods indicated (subject to normal period-end adjustments).

(c)    The Company maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in reports that it files under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient in all material respects to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes, in each case, in accordance with GAAP. Since the Applicable Date, the Company’s chief executive officer and chief financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 13a-15(f) of the Exchange Act. To the knowledge of the Company, since the Applicable Date through the date of this Agreement, no complaints or concerns that would be material to the Company and its subsidiaries taken as a whole have been made through the Company’s whistleblower hot line or equivalent system regarding alleged violations of Law or improper auditing or accounting matters. Since the Applicable Date through the date of this Agreement, no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported information that on its face would lead a reasonable Person to conclude there was reasonably likely to be a material violation of securities Laws, material breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, or employees to the Company’s chief legal officer, the Company Board or the audit committee (or other committee designated for the purpose) of the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act.

(d)    Except (i) as reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company and its subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (ii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2018, and (iii) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), which are required to be recorded or reflected on a consolidated balance sheet of the Company and its subsidiaries, including the notes thereto, under GAAP, other than those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8    Contracts.

(a)    Except (i) for this Agreement, (ii) for the Contracts filed as exhibits (or incorporated by reference and available on the SEC’s Electronic Data Gathering Analysis and Retrieval System) to the SEC Reports filed prior to the date of this Agreement, (iii) for the Company Plans and Company Omnibus Incentive Plans and (iv) as set forth in Section 3.8 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is party to or bound by any Contract that:

(i)    is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)    contains covenants binding upon the Company or any of its subsidiaries in each case that are material to the Company and its subsidiaries taken as a whole, that (A) restrict the ability of the Company or any of its subsidiaries to compete in any business or with any Person or in any geographic area or that would require the disposition of any material assets or line of business of the Company and its subsidiaries or, in each case, after the Effective Time, Parent or its subsidiaries, (B) grant “most favored nation” status that, following the Merger, would purport to apply to Parent or any of its subsidiaries, or (C) include “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person, except, in each case, any such Contract that may be canceled without payment or penalty to the Company or any of its subsidiaries upon ninety (90) days’ notice or less;

(iii)    other than with respect to any partnership or limited liability company that is wholly owned by the Company or any of its subsidiaries, is a joint venture, partnership, limited liability, or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture or partnership with a third party, in each case, that is otherwise material to the Company’s and its subsidiaries’ respective businesses taken as a whole;

(iv)    is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or other Contract, in each case, evidencing indebtedness for borrowed money, in each case, whether incurred, assumed, guaranteed or secured by any asset and in excess of $15,000,000, other than any such Contract between or among any of the Company and any of its wholly owned subsidiaries;

(v)    prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of the capital stock of the Company or any subsidiary of the Company, prohibits the issuance of guarantees by the Company or any subsidiary of the Company or grants any rights of first refusal or right of first offer or similar right or that limits or proposes to limit the ability of the Company or any of its subsidiaries or affiliates to sell, transfer, pledge or otherwise dispose of any material businesses or product lines;

(vi)    has resulted in payments by the Company and its subsidiaries of more than $30,000,000 in the aggregate for the 12-month period ended on December 31, 2018 or by its express terms requires, as of the date hereof, payments by the Company and its subsidiaries under such Contract of more than $30,000,000 in the aggregate for any twelve month period following the date of December 31, 2018 (other than this Agreement, Contracts subject to clause (iii) above, purchase orders for the purchase of materials, supplies, goods, services, equipment or other assets entered into in the ordinary course of business, leases or contracts with wholly-owned subsidiaries);

(vii)    has resulted in payments to the Company and its subsidiaries of more than $30,000,000 in the aggregate for the 12-month period ended on December 31, 2018 (other than purchase orders for the purchase of materials, supplies, goods, services, equipment or other assets entered into in the ordinary course of business);

(viii)    with respect to any acquisition and divestiture pursuant to which the Company or any of its subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments during any calendar year in excess of $10,000,000;

(ix)    is between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, or any of their respective Affiliates, on the other hand, except for (a) any Company Plan and (b) with respect to any Person beneficially owning five percent or more of the outstanding Shares, any Contracts entered into on arm’s length terms in the ordinary course of business;

(x)    is an exclusive license (except to the Company or a wholly owned subsidiary of the Company) (A) with respect to a material trademark or patent owned by the Company or its subsidiaries which is material to the Company and its subsidiaries taken as a whole or (B) that obligates the Company or any of its Affiliates to license any material patents owned by any of them on reasonable and non-discriminatory terms;

(xi)    is between the Company or any of its subsidiaries and a Governmental Entity that is material to the Company and its subsidiaries taken as a whole; or

(xii)    contains a put, call or similar right pursuant to which the Company or any of its subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets in each case with a value in excess of $10,000,000.

Each Contract set forth or required to be set forth in Section 3.8(a) of the Company Disclosure Schedule, filed as an exhibit (or incorporated by reference) to the SEC Reports filed prior to the date of this Agreement as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or disclosed after the Applicable Date by the Company on a Current Report on Form 8-K as a “material contract” (and to the extent so disclosed as a “material contract” under Regulation S-K or on Form 8-K in force as of the date hereof) is referred to herein as a “Material Contract”.

(b)    A copy of each Material Contract set forth in Section 3.8(a) of the Company Disclosure Schedule has been made available to Parent (or its Representatives) on or prior to the date of this Agreement. Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires (or has expired) in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) as of the date hereof, neither the Company nor any of its subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract (except in accordance with the terms thereof) and (y) there is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries.

Section 3.9    Absence of Certain Changes and Events. Except in connection with the entry into this Agreement and the consummation of the transactions contemplated by this Agreement, since December 31, 2018 through the date of this Agreement (a) the Company and its subsidiaries have conducted their business in all material respects in the ordinary course and have not taken any action that if occurred after the date hereof would require the consent of Parent pursuant to the terms of Section 5.1 hereof (other than with respect to Section 5.1(b)(xiii)) and (b) there have not occurred any events, developments, changes, effects or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect.

Section 3.10    Absence of Litigation. There are no civil, criminal or administrative actions, suits, claims, proceedings, or arbitrations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, or arbitration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any of their respective material properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company. As of the date of this Agreement, there are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Entity pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company, in each case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11    Employee Benefit Plans.

(a)    Section 3.11(a) of the Company Disclosure Schedule includes a list, as of the date hereof, of each Company Plan that (i) is a defined benefit pension plan, (ii) is the Company Omnibus Incentive Plan or a Company Plan that otherwise provides for equity compensation, or compensation based on the share price of the Company or any of its subsidiaries, (iii) is a bonus plan or program based on performance metrics that are measured upon the Company’s performance in which any director or officer of the Company participates or (iv) provides severance to any director or officer of the Company (each, a “Material Company Plan”). For purposes of this Agreement, “Company Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA) and each other director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, and compensation, severance or employment agreement contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date of this Agreement for the benefit of any current, former or retired employee or director of the Company or any of its subsidiaries. The Company has delivered or made available to Parent true and accurate copies of the following documents, to the extent applicable, with respect to each Material Company Plan (other than as set forth on Section 3.11(a) of the Company Disclosure Schedule): (i) the plan document and material amendments thereto; (ii) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports; (iii) the trust or other funding agreement and amendments thereto; (iv) the most recent Internal Revenue Service determination letter; (v) the most recent summary plan description; and (vi) for each such plan that is an International Benefit Plan, any documents that are substantially comparable to those set forth in this sentence (each, a “Plan Document”). Except as provided in the preceding sentence, the Company will deliver or make available to Parent within thirty (30) days of the date of this Agreement true and accurate copies of the Plan Documents, to the extent applicable, with respect to each material Company Plan.

(b)    During the previous six (6) years, neither the Company, any of its subsidiaries nor any of their respective ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a “multiple employer plan”

as defined in Section 210 of ERISA or Section 413(c) of the Code. For purposes of this Agreement, (x) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and (y) “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its subsidiaries as of the date of this Agreement as a “single employer” within the meaning of Section 414 of the Code.

(c)    Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)    each Company Plan is in compliance with all applicable Laws;

(ii)    neither the Company nor any of its subsidiaries has received notice of and, to the knowledge of the Company, there are no audits or investigations by any Governmental Entity with respect to, or other Proceedings against or involving any Company Plan or asserting rights or claims to benefits under any Company Plan (other than routine claims for benefits payable in the normal course);

(iii)    each Company Plan intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service to such effect (or has submitted, and is awaiting receipt of a response, or is within the remedial amendment period for submitting an application for a determination letter with the Internal Revenue Service);

(iv)    each Company Plan established or maintained outside of the United States primarily for the benefit of any current or former director, officer or employee of the Company or its subsidiaries residing outside the United States (an “International Benefit Plan”), (A) if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured, based on reasonable actuarial assumptions (B) there are no material (x) Taxes, penalties or fees that are owing or assessable under or against any International Benefit Plan; (y) going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies, contribution holidays, withdrawals of assets or transfers of assets from any International Benefit Plan, and (z) the transactions contemplated hereby could not reasonably be expected to result in the requirement of or negotiation with any Governmental Entity or the trustee of any Material Company Plan that is an International Benefit Plan regarding the funding of any such International Benefit Plan;

(v)    each International Benefit Plan which provides for pension, retirement, life insurance, death or disability arrangements (the “Pension Commitments”) has been made and, where applicable, changed, amended, replaced, closed or terminated, in compliance with all applicable requirements of all applicable laws, including anti-discrimination laws, and has been administered in all respects in accordance with their terms and such laws, including tax laws, and all obligations under or in connection with the Pension Commitments, including pension contributions and obligations arising by operation of law that become due before the Closing Date, have been fulfilled by the Company or the respective subsidiary;

(vi)    in the past all pensions provided by the Company or any subsidiary in Germany have been, to the extent required by Law or contractual provisions, adjusted regularly, and no backlog adjustments are required to be made for periods until the Closing Date; and

(vii)    except to the extent required under Section 4980B of the Code, no Company Plan provides for post-retirement medical, group health, disability or retiree life insurance benefits to any Company employee.

(d)    Except as provided herein, neither the execution of this Agreement nor the consummation of the Merger (either alone or in combination with another event) will result in: (i) acceleration of the time of payment or vesting or increase in benefits or the amount payable under any Material Company Plan; (ii) any amount failing to be deductible by reason of Section 280G of the Code; or (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code.

(e)    Section 3.11(e) of the Company Disclosure Schedule sets forth the maximum amount of Company Cash Incentive Awards payable pursuant to Section 2.2(e), assuming the Closing Date occurs on December 31, 2019.

Section 3.12    Labor and Employment Matters. The Company will deliver or make available to Parent, within thirty (30) days of the date of this Agreement, true and accurate copies of each material collective bargaining agreement with any labor organization or other representative of any employees of the Company or any Selected Subsidiary and, at Parent’s request, any other subsidiary. As of the date hereof, there are no material strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, there are no, to the knowledge of the Company, union organizing efforts regarding any employees of the Company of any subsidiary of the Company.

Section 3.13    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in the industries in which the Company and its subsidiaries operate and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof.

Section 3.14    Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good, marketable and valid title to, or holds valid, legally binding, enforceable rights, which are in full force and effect to lease, sublease or otherwise lawfully use, all items of real and personal property that are material to the Company and its subsidiaries taken as a whole, in each case free and clear of all liens, encumbrances, pledges, security interests, claims and defects, covenants, imperfections and other restrictions of title (“Liens”) (except in all cases for (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, Liens, charges, easements, covenants and other restrictions or encumbrances as do not materially affect the use or marketability of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, (D) encumbrances for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided, (E) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (F) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business, (G) Liens created by or through Parent or Merger Sub, (H) non-exclusive licenses and other grants made in the ordinary course of business with respect to Intellectual Property, and (I) liens, mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company or, for the avoidance of doubt, under the Existing Facilities (items in clauses (A) through (I) referred to herein as “Permitted Liens”); provided that no representation is made under this Section 3.14 with respect to any Intellectual Property. Section 3.14 of the Company Disclosure Schedule contains a true and complete list of all owned real property which is material to the Company and its subsidiaries taken as a whole, including such information as is reasonably necessary to identify each such parcel of owned real property.

Section 3.15    Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    The Company and each of its subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid or accrued for all Taxes (as defined below) that are required to be paid (whether or not shown as due on such filed Tax Returns) or that the Company or any of its subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)    There are not pending, or threatened in writing, any audits, examinations, investigations or other proceedings with respect to the Taxes of the Company or any of its subsidiaries.

(c)    There are no material Liens on any of the assets of the Company or any subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided.

(d)    Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(e)    Neither the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than Tax gross-ups to employees, employee ex-patriate agreements, any other commercial agreements or contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its subsidiaries) or any “gain recognition agreement” within the meaning of Treasury Regulations Section 1.367(a)-8, or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(f)    No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g)    No closing agreements, private letter rulings, technical advice memoranda, advance rulings or similar agreements or rulings have been entered into or issued by any Tax authority with respect to the Company or any subsidiary.

(h)    Neither the Company nor any of its subsidiaries are or have been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the period as set forth in Section 897(c)(1)(A)(ii)(II).

(i)    For purposes of this Agreement:

(i)    “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and

(ii)    “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority.

Section 3.16    Intellectual Property and Information Technology. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and its subsidiaries exclusively own their trademark registrations, copyright registrations and patents, including any applications therefor (collectively, “Registered IP”), free and clear of all Liens except Permitted Liens, and own or have the right to use all patents, inventions, processes, copyrights and copyrighted works, software, trademarks, service marks, domain names, corporate names, logos, social media names, trade dress, trade secrets and all other intellectual property and proprietary rights of any kind or nature (“Intellectual Property”) as are necessary to conduct their businesses as currently conducted; (b) the Company and its subsidiaries’ conduct of their businesses has not, in the past three (3) years (or earlier, if not resolved), and does not, infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party; (c) the Intellectual Property owned by the Company and its subsidiaries is not being infringed, diluted, misappropriated or otherwise violated by any third party; (d) the Company and its subsidiaries make commercially reasonable efforts to protect and maintain the confidentiality of their trade secrets and other material confidential information; (e) all former and current employees and independent contractors of the Company and its subsidiaries who have contributed to or participated in the conception and development of Intellectual Property for the Company or its subsidiaries have entered into valid and binding proprietary rights agreements assigning or otherwise vesting ownership of such Intellectual Property in the Company or its subsidiaries; (f) the Registered IP owned by the Company and its subsidiaries is subsisting and unexpired and is valid and enforceable; (g) the Company and its subsidiaries are not a party to any claim, suit or other action, and no claim, suit or other action is threatened in writing (including “cease and desist” letters) against any of them, in each case, that challenges the validity, enforceability or ownership of, or the right to use, sell or license their Intellectual Property; (h) the computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Company and its subsidiaries (the “IT Assets”) operate in accordance with their documentation and functional specifications and otherwise as required by the Company and its subsidiaries; and (i) to the knowledge of the Company, there has been no security breach of or unauthorized access to the IT Assets, which resulted in unauthorized use, disclosure, loss, modification, corruption or encryption of any data or information contained therein. Section 3.16 of the Company Disclosure Schedule identifies as of the date of this Agreement, a materially complete list of all registered Intellectual Property and applications to register Intellectual Property owned by the Company or its subsidiaries, indicating for each item the registration or application number, the record owner, the date filed or issued and the applicable filing jurisdiction.

Section 3.17    Environmental Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in violation of or has incurred since January 1, 2016, any liability as a result of noncompliance with any Environmental Law, (ii) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws to carry on their businesses as presently conducted and are in compliance with the requirements of such permits, (iii) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law, including, for the avoidance of doubt, claims, liens, notices of noncompliance or violation, investigations or proceedings related to asbestos liabilities, against the Company or any of its subsidiaries, (iv) to the knowledge of the Company, there are no events or circumstances, including contamination at current, former and third-party sites, that would reasonably be expected to (A) result in liability for, or (B) form the basis of an order for cleanup or remediation, or an action suit or proceeding by any private party or governmental body or agency against, the Company or any of its subsidiaries under any Environmental Laws, including, for the avoidance of doubt, any events or circumstances related to asbestos liabilities or other environmental liabilities contractually assumed by the Company; and (v) the Company has made available all material written environmental assessments, reports and studies (or summaries thereof) on all matters that could reasonably be expected, individually or in the aggregate to have a Material Adverse Effect.

(b)    For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” means Laws relating to the protection of the environment or natural resources or the protection of human health and safety from the presence of Hazardous Materials, including the release or threatened release of Hazardous Materials or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, Hazardous Materials.

“Hazardous Materials” means any substance regulated due to a potential for harm under applicable Laws relating to the protection of the environment or natural resources or human health and safety, including chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, asbestos-containing materials, PCBs, petroleum or petroleum products.

Section 3.18    Opinion of Financial Advisor. Goldman, Sachs & Co. (the “Financial Advisor”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than Parent and its Affiliates), a copy of which opinion will be delivered to Parent promptly following the date of this Agreement.

Section 3.19    Brokers. Except as set forth in Section 3.19 of the Company Disclosure Schedule, no broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company, any of its subsidiaries or any of their respective officers, directors or employees.

Section 3.20    Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under any Laws applicable to the Company or any of its subsidiaries is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

Section 3.21    Customers and Suppliers. From January 1, 2019 through the date of this Agreement, to the knowledge of the Company, (a) no Significant Customer has notified the Company in writing that it intends to (i) terminate its relationship with the Company or its subsidiaries or (ii) terminate any purchase orders relating to one or more platforms which, when taken together, would result in a reduction in an excess of 10% of the aggregate annual revenue to be received by the Company and its subsidiaries, taken as a whole, as compared to the 12-month period ended on December 31, 2018 from sales to such Significant Customer (taking into account sales to such Significant Customer’s group), and (a) no Significant Supplier has notified the Company in writing that it intends to (i) terminate its relationship with the Company or its subsidiaries or (ii) take any action that would result in an increase in excess of 10% of the aggregate annual gross spend (or value added spend in the case of third party services or modules providers) by the Company and its subsidiaries in procuring the products supplied by such Significant Supplier as compared to the 12-month period ended on December 31, 2018.

Section 3.22    Quality and Safety of Products.

(a)    Since the Applicable Date through the date of this Agreement, neither the Company nor any of its subsidiaries has received written notice from (i) any of its customers that such customer has, (A) received any written notice or allegation from a Governmental Entity, (B) been a party or subject to any action, suit, investigation or proceeding brought or initiated by a Governmental Entity or (C) been threatened in writing by a Governmental Entity with any action, suit, investigation or proceeding or (ii) a Governmental Entity that contained allegations or threatened or stated a basis for initiating an action, suit, investigation or proceeding, in each of the foregoing clauses (i) and (ii), with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of the Company or any of its subsidiaries to meet applicable manufacturing, quality or labeling standards established by Law, except, in each case, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Since the Applicable Date through the date of this Agreement, (i) there have been no recalls of any product of the Company or any subsidiary, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any subsidiary, and (ii) the Company has not received any written notice from any customer or Governmental Entity in connection with a claim or allegation against the Company or its subsidiaries, in each case related to any such recall, except in each of the foregoing clauses (i) and (ii) for any such recalls that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.23    Privacy and Data Protection. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, during the twenty-four (24) months prior to the date hereof: (a) the Company and its subsidiaries have had in effect and implemented appropriate Company Privacy Policies; (b) each of the Company and its subsidiaries is in compliance, and has complied, with all applicable Privacy Legal Requirements; (c) to the knowledge of the Company, neither the Company nor any of its subsidiaries has experienced a personal data breach; (d) each of the Company and its subsidiaries have taken commercially reasonable measures (including implementing and monitoring technical and physical security) designed to ensure that Company personal data is protected against personal data breaches; and (e) neither the Company nor any of its subsidiaries has received any written notice, complaint or claim from any Person regarding any actual or alleged infringement or violation of any Privacy Legal Requirement or otherwise with respect to the processing of Company personal data. For the purposes of this Section 3.23, the terms “personal data”, “personal data breach” and “processing” shall have the meaning given to them in the GDPR or, where applicable, such meaning as given to those or similar terms in any other Privacy Legal Requirement.

Section 3.24    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives (in the Data Room or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information, or otherwise). Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other materials made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available to Parent, Merger Sub or their Representatives or Affiliates in the Data Room for purposes of the transactions contemplated by this Agreement, or any teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” or “expert” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is contained in a representation or warranty contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth in the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

Section 4.1    Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of (i) the articles of association of Parent, the by-laws (Geschäftsordnung) of its management board (Vorstand) and the by-laws of its supervisory board, which documents are the sole governing documents of Parent and (ii) the certificate of incorporation and bylaws of Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 4.2    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the board of directors, the management board and the supervisory board of Parent (including the approval of this Agreement and the transactions contemplated hereby by Parent’s supervisory board and management board) and Merger Sub and immediately following execution and delivery of this Agreement, Parent will, in its capacity as the sole stockholder of, Merger Sub, adopt this Agreement and the transactions contemplated hereby, including the Merger in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub and promptly deliver a copy of such sole stockholder consent to the Company, and no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates (including any stockholder, supervisory board, management board or foundation which owns or controls, in any respect, directly or indirectly, any portion of the equity, actions or assets of Parent or Merger Sub) are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3    No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby, including the Financing and the ownership and operation of the Company and its subsidiaries following the Effective Time, and the compliance with the provisions of this Agreement will not (i) conflict with or violate the articles of association or other governing documents of Parent, the certificate of incorporation or bylaws of Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any of their subsidiaries, is a party or by which Parent or Merger Sub or any of their subsidiaries or its or their respective properties are bound, except in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by Parent or Merger Sub.

(b)    The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental

Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger “Notification and Report Form” by Parent and Merger Sub under the HSR Act and the expiration of any applicable waiting period under the HSR Act, (iii) the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) CFIUS Clearance, (vi) the applicable requirements of Non-U.S. Antitrust Laws in the jurisdictions set forth in Section 4.3(b)(i) of the Parent Disclosure Schedule, (vii) all consents, approvals, authorizations, permits, actions, filings or notifications set forth on Section 4.3(b)(ii) of the Parent Disclosure Schedule and (viii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby by Parent or Merger Sub.

Section 4.4    Absence of Litigation. As of the date of this Agreement, there are no civil, criminal, administrative or other suits, claims, actions, proceedings or arbitrations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not or would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby by Parent or Merger Sub. Neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby by Parent or Merger Sub.

Section 4.5    Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, one of which is validly issued and outstanding as of the date hereof. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby (including the Financing) and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than those incident to its formation pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.6    Brokers. No broker, finder or investment banker (other than J.P. Morgan Limited, whose fees shall be paid by Parent and Lazard Frères & Co. LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fees or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

Section 4.7    Financing. Parent has delivered to the Company true, complete and correct copies of the executed Credit Facilities Agreement, dated as of the date of this Agreement, between, among others (including their successors or assigns, the “Financing Sources”), Parent, J.P. Morgan Securities Plc and J.P. Morgan Europe Limited (the “Financing Commitments”), with only fee amounts and other customary threshold amounts redacted (provided that Parent represents and warrants that no redacted provisions of the Financing Commitments permit the imposition of any new conditions (or the expansion of any existing conditions) with respect to the availability of the Financing or any reduction in the amount of the Financing), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Financing”) for the purposes of funding the transactions contemplated by this Agreement, and related fees and expenses and the refinancing of certain outstanding indebtedness of the Company. None of the Financing Commitments has been amended, modified or supplemented prior to the date of this Agreement, as of the date of this Agreement no such amendment, modification or supplement is contemplated by Parent or, to the knowledge of Parent, any other party thereto, and as of the date of this Agreement the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts and market flex provisions and other customary threshold amounts redacted; provided that Parent represents and warrants that the market flex provisions in such fee letters do not permit the imposition of any new conditions (or the expansion of any existing conditions) with respect to the availability of the Financing or any reduction in the amount of the Financing) and engagement letters with respect to the Financing, as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding or investing, as applicable, of the Financing that would reasonably be expected to adversely affect the availability of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has paid all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto, in each case subject to the Bankruptcy and Equity Exception. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth herein, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Commitments. As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth herein, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments applicable to it will not be satisfied. Assuming the Financing is funded in accordance with the Financing Commitments (and, for the avoidance of doubt, regardless as to whether any Financing Commitments are cancelled in accordance with Clause 8.3 of the Credit Facilities Agreement or otherwise), Parent and Merger Sub will have at and after the Closing, together with the Company’s cash on hand at the Closing, funds sufficient to (i) pay the aggregate Per Share Merger Consideration and to pay the amounts required in connection with the Indian Offer, (ii) pay the fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger, the transactions contemplated hereby, and the Financing and (iii) pay for any refinancing of any outstanding indebtedness of the Company required to be made in connection with the Merger.

Section 4.8    Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person may have entered into other transactions that hedge the economic effect of such derivative.

Section 4.9    Solvency. Assuming (a) the accuracy of the representations and warranties of the Company set forth herein and (b) that the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 (Conditions to Obligation of Each Party to Effect the Merger) and Section 7.2 (Conditions to Obligations of Parent and Merger Sub) have been satisfied or waived, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the stockholders of the Company are entitled under Article II, funding of the Indian Offer, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of: (A) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged as of such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they become due. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No insolvency or similar proceedings have been, or to the knowledge of Parent’s, have been threatened to be, opened over the assets of Parent. Parent is neither illiquid (zahlungsunfähig) nor over-leveraged (überschuldet). The execution and consummation of this Agreement is not subject to challenge (Anfechtung) by any third party on the basis of any creditor protection laws.

Section 4.10    Access to Information. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition, and prospects of the Company and its subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Company and its subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Company to discuss the foregoing, and that it and its

Representatives have not relied on any representation, warranty, or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties expressly set forth in Article III of this Agreement.

Section 4.11    Parent and Merger Sub Acknowledgements. Except for the representations and warranties contained in Article III or in any certificate delivered by the Company to Parent and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that (x) none of the Company, the Company subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any representation or warranty, express or implied, of any Person except for those set forth in this Agreement and (y) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation of the condition, operations and business of the Company and in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

Section 4.12    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1    Conduct of Business of the Company Pending the Merger.

(a)    From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable Laws, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), and subject to Section 9.18, (i) the Company and its subsidiaries shall use commercially reasonable efforts to conduct the business of the Company and its subsidiaries in the ordinary course of business consistent with past practice and (ii) the Company shall use its commercially reasonable efforts, and cause its subsidiaries to use their respective commercially reasonable efforts, to preserve substantially intact their respective existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, and employees.

(b)    Subject to the exceptions set forth in Section 5.1(a) and Section 9.18, the Company agrees with Parent that between the date hereof and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, without the prior written consent (which may be by email) of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its subsidiaries shall:

(i)    amend or otherwise change its Certificate of Incorporation or Bylaws or other applicable governing instruments, in the case of subsidiaries, in any material respect;

(ii)    make any acquisition of (whether by merger, consolidation, acquisition of stock or assets or otherwise), or make any investment in any interest in, any assets or any Person (other than wholly owned subsidiaries of the Company or pro rata investments in the ordinary course of business in non-wholly owned subsidiaries or joint ventures of the Company), in each case, except for (A) purchases of inventory and other assets in the ordinary course of business or pursuant to an existing Contract or (B) acquisitions of or investments in suppliers that do not exceed $10,000,000 in the aggregate in purchase price and assumed indebtedness in the case of any individual supplier;

(iii)    issue, sell, or dispose of (or authorize the issuance, sale or disposition of), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (A) awards under Company Omnibus Incentive Plans as permitted by Section 5.1(b)(xiii)), (B) issuances of Shares as required to be issued upon exercise or settlement of Company Equity Awards under any Company Omnibus Incentive Plan which are outstanding as of the date hereof or as otherwise permitted to be granted by Section 5.1(b)(xiii) and (C) any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any subsidiary of the Company);

(iv)    reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except (A) for the exercise and settlement of outstanding Company Equity Awards under any Company Omnibus Incentive Plan or (B) in connection with the final settlement of a share repurchase program in effect as of the date hereof), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v)    create or incur any Lien, other than Permitted Liens, Liens securing indebtedness permitted pursuant to Section 5.1(b)(xii), or other Liens on any assets of the Company or its subsidiaries which other Liens, in the aggregate, would be immaterial in scope and amount;

(vi)    make any loans or advances to any Person (other than wholly owned subsidiaries of the Company or pro rata loans or pro rata advances in the ordinary course of business to non-wholly owned subsidiaries and joint ventures of the Company) other than to suppliers in the ordinary course of business not in excess of $10,000,000 in the case of any individual supplier;

(vii)    sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any assets or any corporation, partnership or other business organization or division thereof or otherwise sell, assign, exclusively license, allow to expire, or abandon or dispose of any assets, rights or properties other than (A) sales, dispositions or licensing of equipment, tooling and/or inventory and other assets in the ordinary course of business or pursuant to an existing Contract or (B) other sales, assignments, non-exclusive licenses, expirations or dispositions of assets, rights or properties of the Company or any subsidiary of the Company with a value of less than $25,000,000 in the aggregate;

(viii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution (A) by a subsidiary of the Company to the Company or a wholly owned subsidiary of the Company or (B) in the ordinary course, by a joint venture governed by a Contract listed on Section 3.8(a)(iii) of the Company Disclosure Schedule to a subsidiary of the Company and the relevant third-party partner in such joint venture; provided that such distribution or dividend is paid pro rata based on each such Person’s ownership interest in such joint venture) or otherwise pursuant to the joint venture Contract governing the terms of such distributions;

(ix)    commit, make or authorize any capital expenditures in excess of $50,000,000 in the aggregate during any 12-month period, except as set forth in the budget set forth in Section 5.1(b)(ix) of the Company Disclosure Schedule; provided that any expenditures individually in excess of $5,000,000 and not set forth on such budget may be committed, made or authorized only after reasonable consultation with Parent;

(x)    other than in the ordinary course of business or as required by Law, extend, modify or fail to perform the terms of any Material Contract in any material respect or terminate any Material Contract;

(xi)    enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than Contracts with customers or suppliers in the ordinary course of business or Contracts the subject matter of which is expressly permitted pursuant to another exception or qualification to this Section 5.1;

(xii)    except for (A) borrowings under the Company’s and its subsidiaries’ credit facilities listed on Section 5.1(b)(xii) of the Company Disclosure Schedule (the “Existing Facilities”) and (B) borrowings under new credit facilities (so long as the aggregate amount of indebtedness described in the foregoing clause (A) and this clause (B) does not at any time exceed $1,500,000,000); provided that, such new credit facilities shall be on terms no less favorable to the Company and its subsidiaries in the aggregate than the Existing Facilities and shall not include any premium or penalty upon repayment thereof (other than customary interest breakage costs for prepayments during an interest period) and (C) intercompany loans between the Company and any of its wholly owned subsidiaries or between any wholly owned subsidiaries, incur indebtedness for borrowed money in excess of $25,000,000, or modify in any material respect in a manner adverse to the Company the terms of any such indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any Person (other than a subsidiary of the Company), in each case, in excess of $25,000,000, other than (x) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced and not in an aggregate principal amount of the indebtedness being refinanced, (y) guarantees by the Company of indebtedness of subsidiaries of the Company incurred in compliance with this Section 5.1 by the Company or (z) any commodity, currency, sale or hedging agreements which can be terminated on or sold with ninety (90) days’ or less notice, without penalty (which, for the avoidance of doubt, shall not include customary settlement costs), entered into in the ordinary course of business for bona fide risk mitigation purposes and not for speculative purposes;

(xiii)    (A) adopt, amend, modify or terminate any material Company Plan, (B) increase the compensation or benefits payable or to become payable to any current or former director or officer of the Company or its subsidiaries, except for (I) grants of equity awards set forth on Section 5.1(b)(xiii) of the Company Disclosure Schedule and (II) merit or promotion-based increases in base salary or grants or payments of bonus awards in the ordinary course of business consistent with past practice, (C) increase the compensation and benefits payable or to become payable to any current or former employee of the Company or its subsidiaries (other than officers and directors), provided, however, that for each calendar year the Company shall be permitted to increase compensation and benefits to such employees in an amount set forth in Section 5.1(b)(xiii) of the Company Disclosure Schedule, (D) grant or increase any severance or termination pay not provided for under any Company Plan (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or executive officers), (E) terminate (other than for “cause”, as such term is defined in the Change of Control Severance Plan) any individual who is a participant in the Change of Control Severance Plan, (F) enter into any employment, consulting or individual severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment or new consulting arrangements (and severance agreements or arrangements with such newly hired individuals) (x) with employees or consultants who are not directors or officers or (y) in connection with a replacement hiring or promotion of an employee, in each case in the ordinary course of business consistent with past practices; provided, however, that the Company or any of its subsidiaries may take any such action set forth in clauses (A) through (F) above to the extent required by the terms of a Contract or Company Plan disclosed on the Company Disclosure Schedule or delivered or made available to Parent within thirty (30) days of the date of this Agreement in accordance with Section 3.11(a); or (G) enter into any pension indemnification agreement referred to in Item 21 of Section 5.1(b)(xiii) of the Company Disclosure Schedule;

(xiv)    other than as required by applicable Law or GAAP (or as required to conform to any changes in statutory, or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)), (A) make any material change to any method of financial or tax accounting (or accounting principles in connection therewith), (B) make or change any material Tax election, (C) surrender any material claim for a refund of Taxes, (D) amend any material Tax Return or (E) enter into any agreement (including a settlement agreement with a Tax authority) materially affecting Taxes, in each case which would be considered material to the Company and its subsidiaries taken as a whole;

(xv)    other than in the ordinary course of business or as required by applicable Law, enter into or amend in any material respect any material collective bargaining agreement with any labor organization or other representative of any Company Employees;

(xvi)    other than Transaction Litigation, which is addressed in Section 6.12, settle or compromise any material litigation, other than settlements or compromises of litigation where the amount paid does not exceed $10,000,000 individually or $20,000,000 in the aggregate; or

(xvii)    agree, authorize or commit to do any of the foregoing actions described in Section 5.1(b)(i) through Section 5.1(b)(xvi).

Section 5.2    Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, it shall not, and it shall cause each of its Affiliates not to, directly or indirectly, take any action with respect to the Financing or any Alternative Financing (including the proceeds thereof) that would, or would reasonably be expected to (assuming in each case (a) the accuracy of the representations and warranties of the Company set forth herein and (b) that the Company complies with all of its obligations set forth and otherwise contemplated herein), individually or in the aggregate, cause Parent to fail at Closing to have funds sufficient to (i) pay the aggregate Per Share Merger Consideration and pay the amounts required in connection with the Indian Offer, (ii) pay the fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger, the Indian Offer, the transactions contemplated hereby, and the Financing and (iii) pay for any refinancing of any outstanding debt contemplated to be repaid pursuant to the Financing Commitments. For the avoidance of doubt, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing or other financing, is not a condition to Closing.

Section 5.3    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Acquisition Proposals; Change of Recommendation.

(a)    From and after execution and delivery of this Agreement, the Company shall not, and shall cause its subsidiaries, directors, officers, and employees not to, and shall direct and use its reasonable best efforts to cause the attorneys, investment bankers and other advisors or representatives of the Company and its subsidiaries (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or otherwise knowingly facilitate any inquiries with respect to, or the making of, any Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal, (ii) engage, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (except for Acceptable Confidentiality Agreements as and to the extent permitted by Section 6.1(a)) or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations under this Section 6.1, (v) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries (provided, however, that the Company Board shall be permitted to waive any such standstill or similar agreement, in response to an unsolicited request for such waiver received from a counterparty to such standstill or similar agreement, solely to permit such counterparty to submit on a confidential basis an Acquisition Proposal to the Company Board, if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law), (vi) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, and the Company shall not resolve or agree to do any of the foregoing, except in the case of clause (vi), to the extent any such action is taken in connection with a Change of Recommendation or termination of this Agreement permitted pursuant to this Agreement. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any (x) subsidiary of the Company or (y) Representatives of the Company (acting on behalf of the Company) shall be deemed to be a breach of this Section 6.1 by the Company. The Company shall, and shall cause its subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations or other activities with any Person (other than the Parties) in connection with an Acquisition Proposal. The Company also agrees that it will promptly request each Person (other than the Parties) that has, prior to the date hereof, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof. The Company shall promptly (and in any event within 24 hours of (i) the Company (or any of its directors or officers) obtaining knowledge thereof or (ii) within 24 hours of the Company obtaining knowledge of such receipt by any other Representative) notify Parent orally and in writing of the receipt of any inquiries, proposals or offers, any requests for information, or any requests for discussions or negotiations with the Company or any of its Representatives, in each case with respect to an Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal after the date hereof, which notice shall include a summary of the material terms of, and the identity of the Person making, such Acquisition Proposal (including, if applicable, copies of any such written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of any material developments related to the terms, conditions and process associated with such proposals and offers.

(b)    Notwithstanding anything to the contrary in Section 6.1(a) or Section 6.3, nothing contained herein shall prevent the Company or the Company Board (or a committee thereof) from:

(i)    taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer, in each case, to the extent legally required, or from making any other legally required disclosure to stockholders with regard to any Acquisition Proposal (provided that neither the Company nor the Company Board may recommend any Acquisition Proposal unless expressly permitted by Sections 6.1(c) and 6.3), and provided, further, that if any such disclosure that is contained in a press release or SEC filing by the Company does not reaffirm the Recommendation, such disclosure shall be deemed to be a Change of Recommendation); provided, further, that the issuance of a “stop, look and listen” communication by the Company Board to stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to its stockholders) in which the Company indicates that the Company Board has not changed the Recommendation shall not constitute a Change of Recommendation;

(ii)    prior to, but not after, obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a Person or group who has made (and not withdrawn) a bona fide Acquisition Proposal that was not initiated, solicited, encouraged (in any material respect) or facilitated (in any material respect) in violation of this Agreement, if the Company Board (A) shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such Acquisition Proposal would reasonably be expected to constitute, result in or lead to a Superior Proposal and (B) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that any such access, information or data has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time such access, information or data is provided to such Person or group;

(iii)    prior to, but not after, obtaining the Company Requisite Vote, contacting and engaging in any negotiations or discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal that was not initiated, solicited, encouraged (in any material respect) or facilitated (in any material respect) in violation of this Agreement if the Company Board shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such Acquisition Proposal would reasonably be expected to constitute, result in, or lead to a Superior Proposal;

(iv)    prior to, but not after, obtaining the Company Requisite Vote, making a Change of Recommendation (but only if permitted by Section 6.3); or

(v)    resolving or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (iv) of this Section 6.1(b).

(c)    Notwithstanding anything in Section 6.1(a) to the contrary, if, at any time prior to, but not after, obtaining the Company Requisite Vote, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to a bona fide Acquisition Proposal that was not initiated, solicited, encouraged (in any material respect) or facilitated (in any material respect) in violation of this Agreement, that such Acquisition Proposal constitutes a Superior Proposal, the Company or the Company Board may (and may resolve or agree to) (i) terminate this Agreement pursuant to Section 8.1(d)(ii) (Superior Proposal) to enter into a definitive agreement with respect to such Superior Proposal or (ii) effect a Change of Recommendation in accordance with clause (x)(A) of Section 6.3; provided, however, that, if the Company terminates the Agreement pursuant to Section 8.1(d)(ii) (Superior Proposal), the Company pays to Parent the Termination Fee required to be paid pursuant to Section 8.2(b)(i) concurrently with or prior to such termination; provided, further that the Company will not be entitled to enter into such definitive agreement and to terminate this Agreement in accordance with Section 8.1(d)(ii) or effect a Change of Recommendation pursuant to clause (x)(A) of Section 6.3 unless (x) the Company delivers to Parent a written notice (a “Company Notice”), advising Parent that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board (including the identity of the party making such Superior Proposal and copies of any written proposals or offers, including proposed agreements) and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), the Company Board (or a committee thereof) reaffirms in good faith (after consultation with its outside counsel and financial advisor) that such Acquisition Proposal continues to constitute a Superior Proposal. If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal. The Company agrees to notify Parent promptly if it determines during such Notice Period not to terminate this Agreement and enter into the definitive agreement referred to in the Company Notice. Any material amendment to the terms of a proposed agreement relating to a Superior Proposal will be deemed to be a new proposal or proposed agreement relating to a Superior Proposal for purposes of this Section 6.1(c), including with respect to the Notice Period (except that references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period; provided that such new Notice Period shall in no event shorten the original Notice Period).

(d)    For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)    “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to, (A) any merger, consolidation, dissolution, liquidation, recapitalization, reorganization, spin off, share exchange, business combination, purchase, or similar transaction involving the Company that would result in any Person or “group” beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto; (B) any sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company subsidiary or otherwise) of any business or assets of the Company or the subsidiaries of the Company representing 20% or more of the consolidated revenues, net income or assets of the Company and the subsidiaries of the Company, taken as a whole; (C) any issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or “group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (D) any transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii)    “Superior Proposal” means an Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%)) that the Company Board in good faith determines (after consultation with outside legal counsel and financial advisor) to be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby, in each case after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably proposed in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(c).

Section 6.2    Proxy Statement. The Company shall, with the assistance of Parent as provided by this Section 6.2, prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within twenty (20) Business Days after the date of this Agreement, assuming the Company has timely received all required information from Parent, a preliminary proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”). Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of

Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company agrees that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date that it (and any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company or at the time of the Stockholders Meeting, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and to correct any information provided by it or on its behalf for use in the Proxy Statement which shall have become false or misleading. The Company agrees, as to itself and its subsidiaries, that the Proxy Statement will, at the date that it (and any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company and at the time of the Stockholders Meeting, comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and shall promptly notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Unless the Company Board has made a Change of Recommendation in accordance with Section 6.3, the Recommendation shall be included in the Proxy Statement.

Section 6.3    Stockholders Meeting. The Company, acting through the Company Board (or a committee thereof), shall, as soon as reasonably practicable, following confirmation by the SEC that the SEC has no further comments on the Proxy Statement, take all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”) and shall not postpone, recess or adjourn such meeting; provided, that in no event shall the Company be required to give notice of the Stockholders Meeting earlier than May 23, 2019, or hold the Stockholders Meeting on a date prior to June 27, 2019; and further provided that the Company may postpone, recess or adjourn such meeting (i) to the extent required by applicable Law, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (iii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting to the extent so determined to be necessary; provided, further, that the Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to this proviso to a date that is more than forty-five (45) days after the date on which the Stockholders Meeting was originally scheduled without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company, acting through the Company Board (or a committee thereof), shall (a) subject to Section 6.1(c), include in the Proxy Statement the Recommendation, (b) include the written opinion of the Financial Advisor, dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock (other than Parent and its affiliates) and (c) subject to Section 6.1(c), use its reasonable best efforts to obtain the Company Requisite Vote, including to actively solicit proxies necessary to obtain the Company Requisite Vote; provided that the Company Board may (1) fail to include the Recommendation in the Proxy Statement or withdraw, modify or change the Recommendation or formally resolve to effect or publicly propose to effect any of the foregoing or (2) fail to recommend against acceptance of any tender offer or exchange offer for the Common Stock within ten (10) Business Days after the commencement of such offer (any of the foregoing, a “Change of Recommendation”) and, following such Change of Recommendation, shall no longer be obligated to use its reasonable best efforts to obtain the Company Requisite Vote (including no longer being obligated to actively solicit proxies necessary to obtain the Company Requisite Vote; provided that, the Company shall provide Parent with such information and cooperation to permit Parent to solicit such proxies and; provided, further, that the Company shall take all reasonable action necessary to duly call, give notice of, convene and hold the Stockholders Meeting), if (x) (A) a bona fide Acquisition Proposal that was not initiated, solicited, encouraged (in any material respect) or facilitated (in any material respect) in violation of this Agreement is made to the Company and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal or (B) there exists any event, development, change, effect or occurrence that was not known by the Company Board or, if known, the consequences of which were not known or reasonably foreseeable, as of the date of this Agreement, (y) if it shall have determined in good faith, after consultation with outside legal counsel to the Company, that the failure of the Company Board to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law and (z)(A) if such Change of Recommendation is made in response to an Acquisition Proposal, the Company complies with the provisions of Section 6.1(c) or (B) if such Change of Recommendation is not made in response to an Acquisition Proposal, the Company delivers to Parent a written notice informing Parent that the Company Board proposes to take such action and the basis of the proposed action no less than three (3) Business Days before taking such action. Notwithstanding anything to the contrary contained in this Agreement, (a) the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated in accordance with its terms and (b) even if subsequent to the date of this Agreement the Company Board makes a Change of Recommendation, the Company nevertheless shall submit this Agreement to the holders of Shares for approval and adoption at the Stockholders Meeting unless and until this Agreement is terminated in accordance with its terms.

Section 6.4    Further Action; Efforts.

(a)    Subject to the terms and conditions of this Agreement, including the other subsections of this Section 6.4, each Party will use its reasonable best efforts to (and, in the case of Parent, cause each of its subsidiaries (collectively, (the “Parent Group”) to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, but subject to the other subsections of this Section 6.4, each Party hereto agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the other transactions contemplated hereby as promptly as practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as reasonably practicable, (y) perform the actions with respect to CFIUS described in Section 6.4(c) below, and (z) make any filings, notifications or reports required, or where reasonably practicable informal pre-notification contacts, in connection with the Non-U.S. Antitrust Laws applicable in the jurisdictions set forth on Section 3.5(b)(i) of the Company Disclosure Schedule with respect to the Merger and the other transactions contemplated hereby as promptly as reasonably practicable after the date hereof and to take all other actions necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods or the receipt, issuance or publication of any decision, decree, order, ruling, judgment or notice required under such Non-U.S. Antitrust Laws to permit consummation of the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof.

(b)    Each Party shall (and shall cause its subsidiaries to), in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals, orders, decisions, decrees or other authorizations or expiration of any waiting periods under the HSR Act or any other Antitrust Law required for the consummation of the Merger and the other transactions contemplated by this Agreement, (i) reasonably cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or non-U.S. Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and (iii) permit the other Party to review any communication given by it to, and reasonably consult with each other in advance of any communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other Party the opportunity (including by providing reasonable advance notice) to attend and participate in such meetings, conferences and other communications (including, to the extent reasonably practicable, substantive telephone calls and video conferences). For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, any Non-U.S. Antitrust Laws and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)    Each Party shall (and shall cause its affiliates to) use its respective reasonable best efforts to obtain CFIUS Clearance. Such reasonable best efforts shall include, without limitation, (i) within twenty-five (25) Business Days after the date of this Agreement, unless otherwise agreed by the Parties, (A) engaging in the pre-notice consultation process with CFIUS and (B) submitting a draft notice to CFIUS, in accordance with the DPA, of the transactions contemplated by this Agreement; (ii) as promptly as practicable and, in any event, within ten (10) Business Days after receipt by the parties of CFIUS notification (including by telephone or by email) that CFIUS has no further comment on the draft notice, filing with CFIUS a final notice of the transactions contemplated by this Agreement in accordance with the DPA (the “Joint Notice”); (iii) promptly and, in all events, within the timeframes set forth in the DPA, providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS assessment, review or investigation of the transactions contemplated by this Agreement; (iv) cooperating with each other in connection with any filing or other information submitted to CFIUS (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith); (v) furnishing to each other Party all information required for any filing or other information submitted to CFIUS pursuant to the DPA and promptly informing the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings, to the extent permitted by applicable Law. Subject to applicable Law, the Parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to obtaining CFIUS Clearance; and subject to Section 6.4(d), taking such actions and agreeing to such conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, obtaining CFIUS Clearance; provided, however, that neither Party shall be required to agree to any term or take any action in connection with obtaining the CFIUS Clearance that (A) is not conditioned upon consummation of the Merger, or (B) would reasonably be expected to have a material adverse effect on the business of the Company and its subsidiaries, taken as a whole. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, if CFIUS Turndown shall have occurred, either Party may request a withdrawal of the Joint Notice and neither Party shall have any further obligation to seek CFIUS Clearance.

(d)    In furtherance of the covenants of the Parties contained in Section 6.4(a), and Section 6.4(b), and except as otherwise provided by Section 6.4(e) with respect to the Specified Business, if any objections are asserted or any administrative or judicial action or proceeding is instituted (or threatened to be instituted) with respect to the Merger or the other transactions contemplated hereby in connection with any Antitrust Law or non-U.S. national security or foreign ownership Laws or if any suit is instituted or decision, order or injunction, whether preliminary, temporary or permanent, is issued (or threatened to be instituted or issued) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging or objecting to any of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall, and the Company shall cause each of its subsidiaries to, and Parent shall cause each member of the Parent Group to, cooperate reasonably with each other and use reasonable best efforts to contest, resist, defend and take any and all such further actions required to resolve any such objections or suits or prevent the issuance of any such decisions or orders so as to permit consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable (but subject to the right of the Parent Group to, and taking into account the time reasonably necessary or advisable for the Parent Group to, negotiate with, contest, and litigate against, any such Governmental Entity solely to the extent any such actions are deemed reasonable based on legal assessment to be agreed between external counsel of the Company and Parent, and not reasonably expected to delay the Effective Time beyond the date that is twelve (12) months after the date of this Agreement), including by (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement as promptly as practicable, (ii) taking any and all other actions necessary in order to ensure that (A) no requirement for any non-action by, or consent or approval of, any Governmental Entity with respect to any Antitrust Laws, (B) no decree, judgment, injunction, temporary restraining order or any other Order in any suit or proceeding with respect to any Antitrust Laws and (C) no other matter relating to any Antitrust Laws would preclude consummation of the transactions contemplated hereby by the End Date; and (iii) agreeing and committing to litigate or participate in the litigation of any action involving the FTC, the Antitrust Division or any other Governmental Entity, whether judicial or administrative, in order to: (A) oppose or defend against any action by any such Governmental Entity to prevent or enjoin the consummation of the transactions contemplated by this Agreement or (B) overturn any regulatory action by any such Governmental Entity to prevent consummation of the transactions contemplated by this Agreement, including by defending any action brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed, any Order; provided, however, that neither the Company nor its subsidiaries shall be permitted, without the express prior written consent of Parent (in its sole discretion), to commit, agree, or submit (or offer to commit, agree, or submit) to any such actions, terms or conditions with any Governmental Entity, or effect any such actions, in each case in connection with any Antitrust Law or non-U.S. national security or foreign ownership Laws. Notwithstanding the foregoing or any other provision of this Agreement, (x) neither the Company nor Parent nor any of their respective subsidiaries shall be required to commit, agree, or submit (or offer to commit, agree, or submit) to any action, term or condition in connection with its obligations under this Section 6.4 that is not conditioned upon consummation of the Merger, (y) except with respect to the divestiture of the Specified Business in accordance with Section 6.4(e) of this Agreement, neither Parent nor Merger Sub shall be required to take any action, agree to take any action or consent to the taking of any action (including in respect of the divestiture of assets related to the Specified Business not covered in the definition thereof) if such action would result in, or reasonably be expected to result in, individually or in the aggregate, a material adverse effect on Parent, the Company and their respective subsidiaries, taken as a whole, after giving effect to the Merger and (z) in no event shall Parent, Merger Sub or any of their Affiliates be required to sell, transfer, license, hold separate or otherwise dispose or divest all or any portion of the Parent Retained Business (or agree, approve, submit, propose, consent to, commit to, effect or otherwise authorize any such sale, transfer, license, holding separate, disposition or divestiture).

(e)    In furtherance, and not in limitation, of the foregoing, promptly following the date hereof, Parent and the Company shall work together and use reasonable best efforts to cause the Company to divest the Specified Business on terms and conditions that have been approved in advance and in writing by Parent, and otherwise in accordance with this Section 6.4(e). Without limiting the generality of the foregoing, the Company and Parent shall use reasonable best efforts to (i) propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of the Specified Business and (ii) create or terminate relationships, ventures, contractual rights, or obligations of the Company or its subsidiaries related to the Specified Business, in each case as may be required in order to obtain all required actions or nonactions, waivers, authorizations, expirations, or terminations of waiting periods, clearances, consents and approvals for such divesture. In addition, upon the request of Parent, the Company shall, and shall cause its subsidiaries and Representatives to, reasonably cooperate with and assist Parent and its Representatives, in a timely manner, in connection with the potential sale, divestiture or disposition of the Specified Business (the “Potential Disposition”), including by taking the following actions: (i) timely providing, or causing to be provided, to Parent, as well as potential buyers and their Representatives, such information with respect to the Specified Business and its operations, financial condition and projections as may be reasonably requested by Parent or the potential buyers and their Representatives; (ii) reasonably cooperating with Parent in its preparation for potential buyers and their Representatives of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other customary marketing materials related to the Specified Business and the Potential Disposition (and the Company hereby consents to the use of the logos of the Company and its subsidiaries in connection with the Potential Disposition (provided that such logos are used solely in a manner that is not intended to or is not reasonably likely to harm or disparage the Company or any of its subsidiaries)); (iii) timely providing, or causing to be provided, customary commercial, financial, accounting, legal and other due diligence information to potential buyers and their Representatives related to the Specified Business, in an electronic data room or other customary form; (iv) reasonable participation by officers and other management-level employees in marketing efforts related to the Specified Business and the Potential Disposition, including participation during normal business hours in customary due diligence sessions, management presentations and other meetings with potential buyers and their representatives; (v) timely providing, or causing to be provided, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries related to the Specified Business and to the books and records thereof, in each case, for customary due diligence purposes; (vi) using reasonable best efforts to obtain customary consents, landlord waivers and estoppels, non-disturbance agreements, surveys and title insurance, engineering reports, environmental Phase I reports (excluding Phase II reports or any environmental sampling or testing), and other documentation and items relating to the Specified Business as reasonably requested by Parent or the potential buyers; (vii) using its reasonable best efforts to cause its independent auditors to cooperate with potential buyers as may be reasonably requested by Parent or potential buyers; (viii) reasonable participation by the executive officers of the Company in the negotiation, execution and delivery of definitive documentation related to the Potential Disposition; (ix) not entering into engagements with financial or other professional advisors with respect to the Potential Disposition without the prior written consent of Parent; and (x) taking such actions as are reasonably requested by Parent or the potential buyer to facilitate the timely satisfaction of all conditions to closing of the Potential Disposition; provided, however, that, notwithstanding the above, (A) the Company shall not be required to provide any information to any potential buyer or other third party pursuant to this Section 6.4(e) prior to receipt of an executed confidentiality agreement in customary form reasonably acceptable to the Company with respect to such information; and (B) neither the Company nor any of its subsidiaries shall be required to agree to any contractual obligation relating to the Potential Disposition (except for the confidentiality agreements contemplated by clause (A) above) that is not conditioned upon the Closing and that does not terminate without liability to the Company or its subsidiaries upon the termination of this Agreement in accordance with its terms. Parent shall promptly, upon written request, reimburse the Company for reasonable documented expenses and costs incurred in connection with its obligations under this Section 6.4(e). Parent shall indemnify and hold harmless the Company and its subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the Potential Disposition or any assistance or activities provided in connection therewith; provided, however, that the foregoing shall not apply in the Company’s, its subsidiaries’ or any of their respective representative’s willful misconduct or gross negligence.

(f)    Neither Parent nor Merger Sub shall, and Parent shall cause each member of the Parent Group not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or enter into or agree to enter into a joint venture or strategic alliance, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation or joint venture or strategic alliance would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.5    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice.

Section 6.6    Access to Information; Confidentiality.

(a)    From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent (including the Financing Sources and their representatives) reasonable access, consistent with applicable Law, during normal business hours to its officers, employees, properties, offices and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the normal business or operations of the Company or its subsidiaries and shall not include any environmental sampling or invasive environmental testing without prior permission of the Company. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose (i) individual performance or evaluation records or medical histories, (ii) information that is subject to attorney-client privilege or other privilege, (iii) information that in the reasonable opinion of the Company would result in a material breach of a Contract to which the Company or any of its subsidiaries are bound prior to the date of this Agreement (provided, that the Company shall use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the foregoing clauses (ii) or (iii) would apply), (iv) customer personally identifiable information or (v) information related to the Company’s sale process, including any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions and the actions of the Company Board (or any committee thereof) with respect to any of the foregoing, whether prior to or, subject to Section 6.1, after execution of this Agreement; provided, further, that such access shall comply with all applicable Laws. All requests for information made pursuant to this Section 6.6 shall be directed to the chief executive officer or other Person designated by the Company.

(b)    Each of Parent and Merger Sub will comply with the terms and conditions of the Non-Disclosure Agreement, dated March 2, 2017, and amended January 17, 2019, between the Company and Parent (including in connection with any clean team arrangements related thereto) (such agreements, as may be amended, supplemented or otherwise modified, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective directors, officers, employees, attorneys, financial advisors, financing sources and other representatives to hold and treat, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.7    Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the New York Stock Exchange and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.8    Publicity. The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by Parent and the Company. Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any other press release or other public announcements with respect to this Agreement or the Merger, and neither the Company nor Parent (nor any of their respective Affiliates) shall issue any such press release or make any such other public announcement prior to such consultation; provided that each Party may issue any such press release or make such public announcement it determines in good faith (after consultation with outside legal counsel) it is required to make under applicable Law, Order, court process or any applicable rule or regulation promulgated by any applicable securities exchange to which such Person is subject, in which case the disclosing Party shall use its reasonable efforts to advise and consult in good faith with the other Party regarding any such press release or other announcement prior to making any such disclosure. Without limiting the foregoing, each Party shall consult with the other Party prior to issuing a press release or public announcement regarding an Acquisition Proposal or a proposed Change of Recommendation. Notwithstanding any other provision of this Agreement, (a) neither Party will be required to consult with the other Party in connection with any such press release or public announcement if the Company Board has effected any Change of Recommendation and (b) the requirements of this Section 6.8 shall not apply to any disclosure by the Company or Parent in respect of any information concerning this Agreement or the Merger in connection with any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement.

Section 6.9    Employee Matters.

(a)    Employees of the Company or its subsidiaries immediately prior to the Effective Time who continue their employment with Parent, the Surviving Corporation or any of their respective subsidiaries following the Effective Time are hereinafter referred to as the “Company Employees”. From the Effective Time until the twenty-four (24) month anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective subsidiaries to, provide for each Company Employee, (i) at least the same base salary and wage rate, (ii) incentive compensation opportunities (including annual and long-term incentive cash awards, but excluding equity awards) that are no less favorable in the aggregate than the incentive compensation opportunities (annual and long-term incentive cash awards, but excluding equity awards) provided to each such Company Employee immediately prior to the Effective Time and (iii) employee benefits (not including equity compensation) which are no less favorable in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such Company Employee immediately prior to the Effective Time. Promptly following the Effective Time, Parent shall establish a cash-based retention bonus program for each Company Employee in respect of the value and in the manner specified in Section 6.9(a) of the Company Disclosure Schedule. Without limiting the generality of the foregoing, Parent shall provide, or shall cause the Surviving Corporation or any of their respective subsidiaries to provide, from the Effective Time until the twenty-four (24) month anniversary of the Effective Time, severance payments and benefits to each Company Employee whose employment is terminated during such period that are no less favorable than the severance payments and benefits that such Company Employee is eligible to receive under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its subsidiaries in accordance with the terms of such arrangement as in effect immediately prior to the Effective Time or, if greater, the severance payments and benefits that are provided to similarly situated employees of Parent and its subsidiaries at the time of such termination.

(b)    Parent hereby acknowledges that consummation of the Merger will constitute a “change in control” (or similar term) of the Company under the terms of the Material Company Plans, as applicable.

(c)    For all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual or other plan providing for post-employment benefits) under the employee benefit plans of Parent and its subsidiaries (exclusive of the Company and its subsidiaries) providing benefits to any Company Employee after the Closing Date (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall, or shall cause its subsidiaries to, use commercially reasonable efforts to cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its subsidiaries in which such Company Employee participated immediately prior to the Closing Date and (y) any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)    Unless otherwise provided in a collective bargaining agreement, immediately prior to the Effective Time, the Company may, in its discretion, pay to each participant in an annual bonus plan or program maintained by the Company or any of its subsidiaries for the year in which the Closing occurs (other than as provided in Section 2.2(e) with respect to a Company Cash Incentive Award) a cash bonus in an amount equal to the greater of (i) the target level of performance for the applicable performance criteria and (ii) the level of achievement of the applicable performance criteria as of the Effective Time as determined by the Company Board or a committee thereof prior to the Effective Time, in each case, pro-rated based on the number of days in the applicable performance period that have elapsed as of the Effective Time; provided that notwithstanding the foregoing, Company Cash Incentive Awards shall be treated in accordance with Section 2.2(e).

(e)    Parent shall cause the Surviving Corporation to honor the terms of each collective bargaining agreement or other labor agreement to which the Company or any subsidiary of the Company is a party as of the Closing Date until each such collective bargaining agreement or other labor agreement otherwise expires pursuant to its terms or is modified by the parties thereto. As promptly as practicable following the execution and delivery of this Agreement, the Company and its subsidiaries shall undertake as soon as practicable following the date hereof all necessary notifications to and consultations with any works councils or unions as required by applicable Law or the applicable labor agreement (the “Consultation Processes”). The Company shall keep Parent regularly informed of the status of the Consultation Processes and to promptly provide Parent in advance, to the extent reasonably practicable and legally permissible, with any material written communications to be provided by the Company or any of its subsidiaries to the relevant trade unions, works’ councils and other bodies, if any, and shall consult with Parent in connection with any such communications, and give Parent a reasonable opportunity to comment on them and take into account in good faith any comments that Parent may make thereon. Neither the Company nor any of its subsidiaries shall, without the Parent’s prior written consent, enter into any agreement or understanding with, or make any commitment to, any trade unions, works’ councils and other bodies that would impose any material obligations on Parent or any of its Affiliates following the Closing (including with respect to the terms of employment and employment benefits granted to employees). Parent shall cooperate with the Company and its subsidiaries in connection with any such provision of information or consultation.

(f)    Nothing contained in this Section 6.9, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or any employee benefit plan maintained by Parent or any of its subsidiaries (each, a “Parent Plan”) or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Plan or Parent Plan, (ii) give any current or former employee, director or other independent contractor of the Company and its subsidiaries (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative body, any third-party beneficiary or other rights or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Plan or Parent Plan or (B) retain the employment or services of any current employee, officer, director or other independent contractor of the Company and its subsidiaries.

Section 6.10    Directors’ and Officers’ Indemnification and Insurance.

(a)    From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, litigation, arbitration, hearing or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company and its subsidiaries would have been permitted under Delaware Law and its Certificate of Incorporation or Bylaws (or comparable organizational documents) in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law) (including in connection with this Agreement and the transactions and actions contemplated hereby); provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event of any such Proceeding, (x) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), and (y) the Surviving Corporation shall cooperate in the defense of any such matter. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (i) Parent and the Surviving Corporation shall have the right to control the defense thereof after the Effective Time and Parent and the Surviving Corporation shall not be liable to any Indemnified Parties for any legal expenses of other counsel or any other expenses incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this clause (i) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b)    Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying Party.

(c)    From and after the Effective Time, the provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect as of the date hereof.

(d)    Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 6.10 of the Company Disclosure Schedule. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this

Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to purchase comparable D&O Insurance for such 6-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance and; provided, further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10. Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party.

(e)    The provisions of this Section 6.10 (other than Section 6.10(g)) (i) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs, successors and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(f)    The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of the Company or under any applicable Contracts or Laws.

(g)    From and after the Effective Time, Parent shall not take any action to prevent the Company’s subsidiaries from complying with any obligations or rights to indemnification, advancement of expenses and exculpation (as applicable) for periods prior to the Closing Date as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) as in effect on the date of this Agreement.

(h)    From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Corporation and the Company’s subsidiaries under this Section 6.10.

Section 6.11    Parent Financing.

(a)    Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request exercising so-called “flex” provisions), including using reasonable best efforts to satisfy on a timely basis all conditions to funding in the Financing Commitments, in each case to the extent necessary to consummate the Merger, to pay the amounts required in connection with the Indian Offer and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments. To the extent requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to consummate the Financing (or Alternative Financing). In the event any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Financing Commitments for any reason, including, without limitation, resulting from any cancellation pursuant to Clause 8.3 of the Credit Facilities Agreement or otherwise, and such portion is reasonably required to consummate the Merger, to pay the amounts required in connection with the Indian Offer and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments, (A) Parent shall promptly notify the Company in writing and (B) Parent and Merger Sub shall use, and shall cause their respective subsidiaries to use, their reasonable best efforts to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount, when added with Parent and Merger Sub’s existing cash on hand, which such cash is unrestricted and available to pay amounts that would be required to consummate the Merger, to pay the amounts required in connection with the Indian Offer and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments, sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event and which would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing or such Alternative Financing or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing (A) if to Parent’s knowledge there exists any breach or default by any party to the Financing Commitments (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default), (B) of the receipt by Parent or Merger Sub of any written notice or other written communication from any lender or other Financing source with respect to any actual breach, default, termination or repudiation by any party to the Financing Commitments or (C) if for any reason Parent or Merger Sub believes in good faith that there is a reasonable possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments in an amount sufficient to consummate the Merger, to pay the amounts required in connection with the Indian Offer and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments. As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. Parent and Merger Sub shall not (without the prior written consent of the Company) consent or agree to any amendment or modification to, or any waiver of any provision under, the Financing Commitment or the definitive agreements relating to the Financing if such amendment, modification or waiver (1) decreases the aggregate amount of the Financing to an amount that, together with Parent’s and Merger Sub’s cash on hand, would be less than an amount that would be required to consummate the Merger, to pay the amounts required in connection with the Indian Offer and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated to be repaid pursuant to the Financing Commitments, (2) imposes new or additional conditions or otherwise expands any of the conditions to the receipt of the Financing or otherwise would or would reasonably be expected to prevent or materially delay the funding or financing described therein, (3) could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, (4) make the funding of the Financing less likely to occur or (5) adversely impact the ability of Parent or Merger Sub to enforce its rights against the Financing Sources to consummate the Financing; provided that, for the avoidance of doubt Parent and Merger Sub shall be permitted to consent or agree to any amendment or modification, or any waiver of any provision, under the Financing Commitment if such amendment, modification or waiver (x) is solely a waiver of any closing conditions by lender(s) or their agents or (y) solely adds lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitments as of the date hereof as parties thereto. Parent shall furnish to the Company a copy of any amendment, modification, waiver or consent of or relating to the Financing Commitments promptly upon execution thereof. Parent and Merger Sub shall use their reasonable best efforts to maintain the effectiveness of the Financing Commitments, except to the extent replaced by Alternative Financing (subject to the penultimate sentence of this Section 6.11(a)), until the transactions contemplated by this Agreement are consummated. Upon any amendment, supplement or modification of the Financing Commitments made in compliance with this Section 6.11(a) Parent shall provide a copy thereof to the Company and the term “Financing Commitments” shall mean the Financing Commitments as so amended, supplemented or modified and Parent’s obligations under this Section 6.11(a) shall apply with respect thereto, including with respect to any Alternative Financing.

(b)    Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (1) voluntarily cancel, in whole or in part, an Available Facility or take any action to reduce the Commitments under any Facility (unless at the same time or prior thereto funds in an equivalent amount have been received from any take-out financing, disposal or otherwise) or (2) unless in connection with a primary syndication of, or as the Parent may otherwise be required under, the Credit Facilities Agreement, permit, approve or otherwise consent to any assignments, participations or novations of any Financing Source’s Commitment and/or Loan under any Facility or any Financing Source’s failure to retain exclusive control over all rights and obligations with respect to their respective Commitments and/or Loans in respect of the applicable Facilities until, in each case, the initial funding of the Financing Commitments on the Closing Date (for the purpose of this sentence, “Available Facility”, “Commitments”, “Facility”, “Facilities” and “Loan” shall have the respective meanings given to those terms in the Credit Facilities Agreement). Notwithstanding anything contained in this Section 6.11, in no event shall Parent or Merger Sub be required (I) to amend or waive any of the terms or conditions of the Financing Commitments or pay any fees in excess of or not contemplated thereunder or (II) to consummate the Closing any earlier than the time set forth in Section 1.2, provided, that, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing or other financing, is not a condition to Closing.

(c)    Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its subsidiaries to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation requested by Parent for itself or on behalf of the Financing Sources that is necessary in connection with the Financing contemplated by the Financing Commitments or any permitted replacement, amendment or modification thereof or any Alternative Financing for the transactions contemplated by this Agreement (collectively, the “Available Financing”), including using reasonable best efforts to take the following actions: (i) furnishing Parent with (1) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three (3) fiscal years of the Company ended at least ninety (90) days prior to the Closing Date and statement of earnings and statements of stockholders’ equity and cash flows for each of the three (3) fiscal years of the Company ended at least ninety (90) days prior to the Closing Date, which audited consolidated financial statements will be in a form substantially consistent with those audited consolidated financial statements included in the SEC Reports and (2) unaudited consolidated financial statements of the Company consisting of balance sheets and statement of earnings as of the last day of and for the most recently completed fiscal quarter ended at least forty-five (45) days before the Closing Date, and, in the case of the statement of cash flows, for the period from the beginning of the most recently completed fiscal year ended at least ninety (90) days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least forty-five (45) days before the Closing Date, other than with respect to any quarter-end that is also a fiscal year-end, which unaudited consolidated financial statements will be in a form substantially consistent with those unaudited consolidated financial statements included in the SEC Reports and such other pertinent financial and other information regarding the Company and its subsidiaries as may be reasonably requested by Parent and necessary in connection with any Available Financing; (ii) participating, if requested and on reasonable notice, in a reasonable number of meetings, drafting sessions, lender presentations, road shows, sessions with prospective lenders and investors, due diligence sessions and sessions with rating agencies in connection with the Financing and cooperating reasonably with Available Financing sources’ due diligence, to the extent customary; (iii) reasonably cooperating with the marketing efforts of Parent for any Available Financing; (iv) using reasonable best efforts to facilitate the obtaining of pay-off letters and lien terminations with respect to indebtedness of the Company and its subsidiaries; (v) facilitating the pledging and perfection of collateral with respect to the Company and its subsidiaries (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Closing and (C) no liability shall be imposed on the Company, any of its subsidiaries, or any of their respective officers or employees involved); (vi) to the extent requested at least five (5) Business Days prior to Closing, providing information regarding the Company and its subsidiaries reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and (vii) reasonably cooperating with Parent in connection with the repayment and discharge at or following Closing of the Company’s existing indebtedness for borrowed money (including the release of any guarantees and applicable Liens). Notwithstanding the foregoing, (x) the covenants of the Company set forth in this Section 6.11 shall not, in the context of any Available Financing other than that contemplated by the Financing Commitments as in effect on the date hereof, impose on the Company or any of the Company’s subsidiaries or any of its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives, any significantly greater burden, obligation or time commitment than those that had been (or would have been) imposed on them in the context of either the Financing contemplated by the Financing

Commitments as in effect on the date hereof or that would reasonably be expected of a target company in a transaction of this type on customary terms, (y) neither the Company nor any of its subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing contemplated by the Financing Commitments, to bear any cost or expense that Parent has not unconditionally agreed to promptly reimburse or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time, and (z) nothing in this Section 6.11 shall require any action that would conflict with or violate the Company’s or any subsidiaries’ organizational documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its subsidiaries is a party. For the avoidance of doubt, none of the Company or its subsidiaries or their respective officers, directors (with respect to any subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Financing Commitments that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company shall be required to approve, execute or enter into or perform any agreement with respect to the Financing. The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.

(d)    Parent shall indemnify and hold harmless the Company and its subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 6.11 (including any action taken in accordance with this Section 6.11) and any information utilized in connection therewith (other than (x) information provided by the Company or its subsidiaries in writing specifically for inclusion in connection therewith or (y) to the extent arising from the willful misconduct, gross negligence or fraud of any indemnified Person). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented costs and expenses incurred by the Company or its subsidiaries in connection with this Section 6.11 (including those of its accountants, consultants, legal counsel, agents, investment bankers and other representatives). Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing or other financing, is not a condition to Closing.

Section 6.12    Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company or any members of the Company Board after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall control the defense, settlement or prosecution of any Transaction Litigation and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned) and shall allow Parent to participate in, any Transaction Litigation and shall otherwise consider in good faith Parent’s advice with respect to such Transaction Litigation.

Section 6.13    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement, the Financing Commitments and any Alternative Financing.

Section 6.14    Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15    Indian Offer. Parent agrees to timely perform its obligations under the SEBI Takeover Code, including the requirement of conducting the Indian Offer and timely making the public announcements required in respect thereof, in connection with this Agreement and the consummation of the transactions contemplated hereby. At the request of Parent, the Company shall, and shall cause its subsidiaries to, reasonably cooperate with Parent and its Representatives with respect to the Indian Offer and Parent’s obligations under the preceding sentence.

Section 6.16    Liability Management Transactions.

(a)    As soon as reasonably practicable after receipt of any written request by Parent or Merger Sub to do so, the Company shall use its reasonable best efforts to commence offers to purchase (including change of control offers) and/or consent solicitations related to any or all of the outstanding aggregate principal amount and all other amounts in respect of the Company’s senior unsecured notes due respectively in 2023, 2026 and 2028 (the “Existing Notes”), on such terms and conditions, including pricing terms, that are specified and requested, from time to time, by Parent (each a “Liability Management Transaction” and collectively, the “Liability Management Transactions”) and Parent shall assist the Company in connection therewith; provided that, notwithstanding anything to the contrary in this Section 6.16, (i) Parent shall only request the Company to conduct any Liability Management Transaction in compliance with the documents governing the applicable debt securities and applicable securities Laws, (ii) neither the Company nor any of its subsidiaries shall be required to bear any cost or expense that Parent has not unconditionally agreed to promptly reimburse or to pay any fee or make any other payment prior to the Effective Time, and (iii) nothing in this Section 6.16 shall require any action that would conflict with or violate the Company’s or any subsidiaries’ organizational documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its subsidiaries is a party. Subject to the preceding sentence, the Company shall, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with any Liability Management Transaction, including using reasonable best efforts in assisting with the preparation of any customary documentation related thereto. Parent shall consult with the Company regarding the material terms and conditions of any Liability Management Transaction, including the timing of any Liability Management Transaction and any deadlines. Parent, and its counsel, shall be given a reasonable opportunity to review all documentation with respect to any Liability Management Transaction before it is distributed to holders of the Existing Notes or filed with the SEC, as applicable, and the Company shall accept any reasonable additions, deletions or changes suggested thereto by Parent or its counsel. Notwithstanding the foregoing, the closing of any Liability Management Transaction shall be conditioned on the occurrence of the Closing, and the parties shall use their respective reasonable best efforts to cause any Liability Management Transaction to close on the Closing Date. The Company (i) shall waive any of the conditions to any Liability Management Transaction (other than the occurrence of the Closing) and make any change to the terms of a Liability Management Transaction, in each case, as may be reasonably requested by Parent and (ii) shall not, without the written consent of Parent, waive any condition to any Liability Management Transaction or make any changes to any Liability Management Transaction. Parent shall ensure that, at the Effective Time, the Company has all funds necessary to pay for any Existing Notes that have been properly tendered and not withdrawn pursuant to any Liability Management Transaction. Any dealer manager, solicitation agent, information agent, depositary, paying agent and/or any other agents retained in connection with any Liability Management Transaction shall be selected by Parent and shall be reasonably acceptable to the Company. Without limiting this Section 6.16, the Company shall enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent and the Company. Parent acknowledges that the consummation of any Liability Management Transaction is not a condition to Closing.

(b)    Parent shall indemnify and hold harmless the Company and its subsidiaries, and each of their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all liabilities, costs or expenses suffered or incurred in connection with their cooperation with the consummation of any Liability Management Transaction and the performance of their respective obligations under this Section 6.16 (including any action taken in accordance with this Section 6.16) and any information utilized in connection therewith (other than to the extent arising from the willful misconduct, gross negligence or fraud of any indemnified Person). Parent shall promptly reimburse the Company for all documented out-of-pocket third party costs and expenses incurred by the Company or its subsidiaries in connection with this Section 6.16 (including those of its accountants, consultants, legal counsel, agents and other representatives).

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)    Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote;

(b)    Orders. No law, statute, rule, regulation, executive order, or other Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits, restrains or enjoins the consummation of the Merger;

(c)    Antitrust Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any approvals required in connection with the Merger or the other transactions contemplated by this Agreement by the competent authorities pursuant to the Non-U.S. Antitrust Laws applicable in the jurisdictions set forth in Section 7.1(c) of the Company Disclosure Schedule shall have been obtained; and

(d)    CFIUS Clearance. The CFIUS Clearance shall have been obtained.

Section 7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.9(b) (Absence of Certain Changes and Events) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.3(a) (Capitalization) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for any failures to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount; (iii) the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification; Subsidiaries) (solely as they apply to the due incorporation and valid existence of the Company), Section 3.3(b) (Capitalization) (solely the first two sentences thereof), Section 3.4 (Authority) and Section 3.19 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (without giving effect to any “Material Adverse Effect”, “materiality” or similar qualifications contained therein and except to the extent that any such representation or warranty expressly speaks as of any earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (iv) the representations and warranties of the Company set forth in this Agreement (other than those set forth in clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iv) shall be deemed to have been satisfied unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (without giving effect to any “Material Adverse Effect”, “materiality” or similar qualifications contained therein);

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing; and

(c)    Certificate. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events, developments, changes, effects or occurrences that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

Section 7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company, if permissible under applicable law) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, in the aggregate, would have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Agreement;

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing; and

(c)    Certificate. The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4    Frustration of Closing Conditions. Neither Parent nor the Company may rely, either as a basis for (i) not consummating the Merger, except to the extent that consummation would (A) result in material liability to such Party and its subsidiaries taken as a whole, (B) materially impair the conduct of business of such Party and its subsidiaries taken as a whole, or (C) result in criminal liability for any individual director, officer or manager of such Party or any of its respective subsidiaries or (ii) terminating this Agreement and abandoning the Merger, in the case of clause (i) or (ii), on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such Party’s breach in any material respect of any provision of this Agreement was the primary cause for such failure.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company:

(a)    by mutual written consent of Parent and the Company;

(b)    by Parent or the Company (i) if any court of competent jurisdiction or other Governmental Entity shall have issued a final Order or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is or shall have become final and nonappealable or (ii) in the event of a CFIUS Turndown; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) did not breach in any material respect any provision of this Agreement which breach was the primary cause of the issuance of such final nonappealable Order or the taking of any such other final action;

(c)    by either Parent or the Company if the Effective Time shall not have occurred on or before March 28, 2020 (the “End Date”); provided, however, that if, as of such date, all of the conditions to the Closing have been satisfied or, if permissible, waived other than the conditions set forth in Section 7.1(b) (to the extent relating to any Laws that are the subject of clauses (c) and (d) of Section 7.1), Section 7.1(c) or Section 7.1(d) and those conditions that by their nature are to be satisfied at the Closing, then the End Date shall be extended to September 28, 2020; provided, further, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) did not breach in any material respect any provision of this Agreement which breach was the primary cause of the Effective Time not having occurred on or before the End Date;

(d)    by written notice of the Company:

(i)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach or condition is not curable; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii)    prior to, but not after, obtaining the Company Requisite Vote, in accordance with, and subject to the terms and conditions of, Section 6.1(c);

(e)    by written notice of Parent:

(i)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach or condition is not curable; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii)    (A) prior to, but not after, obtaining the Company Requisite Vote, a Change of Recommendation shall have occurred, (B) the Company Board shall have recommended, approved or otherwise declared advisable, prior to obtaining the Company Requisite Vote, to the stockholders of the Company an Acquisition Proposal other than the Merger, (C) the Company Board shall have formally resolved to effect or publicly announced an intention to effect any of the foregoing, prior to obtaining the Company Requisite Vote or (D) the Company shall have Willfully Breached Sections 6.1 or 6.3 and, in such case, such breach is not curable or such breach has not been cured within three (3) Business Days’ notice thereof by Parent to the Company; or

(f)    by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken.

Section 8.2    Effect of Termination.

(a)    In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(b), Section 6.8, the first two sentences of Section 6.11(c), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any Party hereto of any liability for damages resulting from Willful Breach prior to such termination by any Party hereto (which the Parties acknowledge and agree shall be determined by a court of competent jurisdiction in accordance with Section 9.13 applying the governing law of Delaware in accordance with Section 9.9). Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.12, recoverable damages of the Company hereunder shall not be limited by the terms of this Agreement to reimbursement of expenses or out-of-pocket costs, nor shall this Agreement preclude the Company from seeking to establish recoverable damages based upon, among other things, the benefit of the bargain lost by the stockholders of the Company (including “lost premium”), taking into consideration relevant matters, including the total amount payable to the Company’s stockholders under this Agreement, the time value of money and any benefit to the breaching party or its stockholders. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.12.

(b)    In the event that:

(i)    this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) (Superior Proposal) or by Parent pursuant to Section 8.1(e)(ii) (Change of Recommendation), then the Company shall pay $211,000,000 (the “Termination Fee”) to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) (Superior Proposal) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (Change of Recommendation) (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.

(ii)    this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement, but prior to the date of the Stockholders Meeting (in the case of Section 8.1(f)) or prior to the breach giving rise to such right of termination (in the case of Section 8.1(e)(i)), any Person shall have publicly announced an intention to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been publicly withdrawn without qualification (x) at least five (5) Business Days prior to the date of termination, with respect to any termination pursuant to Section 8.1(e)(i), and (y) at least five (5) Business Days prior to the date of the Stockholders Meeting with respect to termination pursuant to Section 8.1(f) and (B) within twelve (12) months after such termination, the Company or any of its subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal shall have been consummated involving the Company or any of its subsidiaries, then, in any such event, the Company shall pay to Parent the Termination Fee, such payment to be made within two (2) Business Days from the earliest to occur of the foregoing events, payable by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%” and an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal or shall have consummated an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates.

(iii)    this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) (Order) but only if (A) the applicable final Order is issued, or other final action is taken, under or pursuant to any Antitrust Law, (B) the conditions to Closing set forth in Section 7.1 (other than the conditions set forth in (x) Section 7.1(b) with respect to the Order or other action described in the foregoing clause (A) and (y) Section 7.1(c)) and Section 7.2 would be satisfied at the Closing and (C) the Order or other final action described in the foregoing clause (A) was issued or taken following (1) the applicable Governmental Entity requiring that either the Company divest some or all of the Specified Business or Parent divest some or all of the Parent Retained Business as a condition to Closing, (2) the Parties’ failure to divest some or all of the Specified Business, after complying with their respective covenants and obligations set forth in Section 6.4(e) and (3) Parent’s refusal to divest some or all of the Parent Retained Business, then Parent shall pay $211,000,000 (the “Reverse Termination Fee”) to the Company, as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.

(iv) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) (End Date) and (A) at the time of such termination, a Proceeding is pending under any Antitrust Law that cannot be closed or settled until the divestiture of some or all of the Specified Business or some or all of the Parent Retained Business is effectuated, (B) the conditions to Closing set forth in Section 7.1 (other than the condition set forth in Section 7.1(c)) and Section 7.2 would be satisfied at the Closing, and the Company has complied with its obligations under Section 6.4(e), (C) at the time of such termination neither the Specified Business nor the Parent Retained Business (or such portion of the Specified Business or the Parent Retained Business as required by the applicable Governmental Entity) has been divested and (D) the failure to divest the Parent Retained Business (or applicable portion of the Parent Retained Business) is the result of Parent’s refusal to divest some or all of the Parent Retained Business following the Company’s inability to divest the Specified Business in accordance with the provisions of Section 6.4(e), then Parent shall pay the Reverse Termination Fee to the Company, as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.

(c)    The Parties acknowledge and hereby agree that in no event shall (i) the Company be required to pay the Termination Fee on more than one occasion or (ii) Parent be required to pay the Reverse Termination Fee on more than one occasion.

(d)    Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

(e)    Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is entitled to receive the Termination Fee and Parent receives such Termination Fee and does not, promptly (and in any event within one (1) Business Day) after receipt thereof, reject and return such payment and forego its entitlement thereto, such Termination Fee shall be the sole and exclusive remedy of Parent and its Affiliates against the Company and any of its former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, employees, stockholders, other equity holders, controlling Persons or Representatives (each, a “Company Related Party”) or any Company Related Party of any Company Related Party for any loss suffered as a result of any breach of any covenant or agreement in this Agreement (including termination of this Agreement), or in respect of any representation made or alleged to have been made in connection with this Agreement, and upon payment and acceptance of such Termination Fee, the Company, its subsidiaries and their respective Affiliates shall have no further liability or obligation relating to or arising out of this Agreement (including termination thereof) or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except in the case of fraud. If Parent, prior to or promptly (and in any event within one (1) Business Day) after receipt of the Termination Fee, rejects and returns such payment and foregoes its entitlement thereto, it shall not be precluded by anything in this Section 8.2(e) from making a claim against the Company for damages resulting from any Willful Breach. Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and the Company is entitled to receive the Reverse Termination Fee and the Company receives such Reverse Termination Fee and does not, promptly (and in any event within one (1) Business Day) after receipt thereof, reject and return such payment and forego its entitlement thereto, such Reverse Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates against Parent and any of its former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, employees, stockholders, other equity holders, controlling Persons or Representatives (each, a “Parent Related Party”) or any Parent Related Party of any Parent Related Party for any loss suffered as a result of any breach of any covenant or agreement in this Agreement (including termination of this Agreement), or in respect of any representation made or alleged to have been made in connection with this Agreement, and upon payment and acceptance of such Reverse Termination Fee, Parent, its subsidiaries and their respective Affiliates shall have no further liability or obligation relating to or arising out of this Agreement (including termination thereof) or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except in the case of fraud. If the Company, prior to or promptly (and in any event within one (1) Business Day) after receipt of the Reverse Termination Fee, rejects and returns such payment and foregoes its entitlement thereto, it shall not be precluded by anything in this Section 8.2(e) from making a claim against Parent for damages resulting from any Willful Breach.

(f)    Notwithstanding anything to the contrary herein, the Company, on behalf of itself and the Company Related Parties, hereby (i) acknowledges that none of the Financing Related Parties shall have any liability to the Company or any Company Related Party under this Agreement or for any claim made by the Company or any Company Related Party based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute relating to, or arising from, the Financing, the Financing Commitment or the performance thereof, (ii) waives any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort or otherwise) the Company or any Company Related Party may have against any Financing Related Party relating to this Agreement, the Financing (or Alternative Financing) or the transactions contemplated hereby or thereby and (iii) agrees not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Related Party in connection with this Agreement, the Financing, the Financing Commitment or the transactions contemplated hereby or thereby. Without limiting the foregoing, no Financing Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to a Company Related Party. Nothing in this Section 8.2(f) shall in any way (a) expand the circumstances in which the Company or any Company Related Party may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Financing) or (b) limit or qualify the obligations and liabilities of the parties to the Financing Commitments to each other thereunder or in connection therewith.

Section 8.3    Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1    Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (and then only to such extent) and (b) those contained in this Article IX. The Company and Parent each agree that the Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 9.2    Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties (in the case of the Company or Merger Sub, by action of their respective boards of directors) may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties. No amendments or modifications to the provisions of which the lenders under the Financing are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner materially adverse to any such lender without the prior written consent of such lender. Notwithstanding anything to the contrary in this Agreement, any amendment or modification of any provision of which the Financing Related Parties are made express third party beneficiaries pursuant to Section 9.8(d) that adversely affects the rights of the Financing Related Parties will not be effective without the prior written consent of all the Financing Sources.

Section 9.3    Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies. Notwithstanding anything to the contrary in this Agreement, any waiver of any provision of which the Financing Related Parties are made express third party beneficiaries pursuant to Section 9.8(d) that adversely affects the rights of the Financing Related Parties will not be effective without the prior written consent of all the Financing Sources.

Section 9.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)   if to the Company:

WABCO Holdings Inc.

Giacomettistrasse 1, 3000

Bern 31, Switzerland

E-mail: lisa.brown@wabco-auto.com

Attention:       Lisa Brown

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

E-mail:             Eileen.Nugent@skadden.com

                          AnnBeth.Stebbins@skadden.com

Attention:         Eileen T. Nugent

                          Ann Beth Stebbins

(b)   if to Parent:

ZF Friedrichshafen AG

Loewentaler Strasse 20, 88046

Friedrichshafen, Germany

Email:              jan.eckert@zf.com

Attention:        Jan Eckert

or to Merger Sub:

Verona Merger Sub Corp.

12001 Tech Center Drive

Livonia, MI 48150

Email:            Sarah.Kirkwood@zf.com

Attention:      Sarah.Kirkwood

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Ave. Suite 2800

Chicago, IL 60611

Email:            Mark.Gerstein@lw.com

                        Bradley.Faris@lw.com

Attention:       Mark D. Gerstein

                        Bradley C. Faris

and to:

Latham & Watkins LLP

Warburgstrasse 50

20354 Hamburg

Germany

Email:            Stefan.Widder@lw.com

Attention:      Stefan Widder

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.5    Certain Definitions. For purposes of this Agreement, the term:

(a)    “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms substantially no less restrictive to the Company’s counterparty thereto to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement);

(b)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person;

(c)    “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the United States in the City of New York, New York or in Frankfurt, Germany;

(d)    “CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity;

(e)    “CFIUS Clearance” means, following the filing of a Joint Notice with CFIUS: (i)(A)the receipt by the Parties of written notice (including by email) from CFIUS that (1) CFIUS has determined that none of the transactions contemplated by this Agreement is a “covered transaction” or a “pilot program covered transaction” under the DPA or (2) CFIUS has completed its assessment of a review or investigation of the transactions contemplated by this Agreement and has concluded all action under the DPA, or (B) pursuant to the DPA, CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by this Agreement and (x) the President of the United States has announced a decision not to suspend or prohibit such transactions or (y) the President of the United States has not taken any action within fifteen (15) days after the earlier of (1) the date CFIUS completed its investigation of the transactions contemplated by this Agreement or (2) the date the President received such report from CFIUS;

(f)    “CFIUS Turndown” means CFIUS notifies the Parties that CFIUS (i) has completed its review or investigation of the transactions contemplated by this Agreement pursuant to the DPA and (ii) intends to send a report to the President of the United States requesting the President’s decision because CFIUS either (A) recommends that the President act to suspend or prohibit the transactions contemplated by this Agreement, (B) is unable to reach a decision on whether to recommend that the President suspend or prohibit the transactions contemplated by this Agreement, or (C) requests that the President make a determination with regard to the transactions contemplated by this Agreement;

(g)    “Change of Control Severance Plan” means the WABCO Holdings Inc. Change of Control Severance Plan, as amended July 8, 2008, December 31, 2008, January 12, 2012 and November 30, 2012;

(h)    “Code” means the Internal Revenue Code of 1986, as amended;

(i)    “Company Privacy Policy” means each external or internal notice, past or present privacy policy, training materials, manuals or other documents, including website and app policies and notices, relating to the processing of personal data;

(j)    “Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument;

(k)    “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(l)    “Data Room” means the virtual data room entitled “Project Westminster” hosted by Merrill Corporation, including any “clean room” provided therein;

(m)    “DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, and all interim or final rules and regulations issued and effective thereunder;

(n)    “Financing Related Parties” means the Persons acting from time to time as providers or arrangers of the Financing and of any Alternative Financing, their respective Affiliates and the former, current and future stockholders, members, officers, directors, managers, employees, partners, agents, controlling persons, equityholders, managers, members, advisors, attorneys and other representatives of each such provider, arranger and Affiliate;

(o)    “GAAP” means the U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case, as of the time of the relevant financial statements referred to herein;

(p)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

(q)    “Indian Offer” means the mandatory open offer as required under the SEBI Takeover Code;

(r)    “Indian Tax Law” means the Indian Income Tax Act, 1961 read with the applicable rules under the Income Tax Rules, 1962;

(s)    “knowledge” or any similar phrase, subject to Section 9.18, (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(s) of the Company Disclosure Schedule (including any such knowledge that such Person should reasonably have obtained in the conduct of such Person’s duties in the ordinary course of business) and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(s) of the Parent Disclosure Schedule (including any such knowledge that such Person should reasonably have obtained in the conduct of such Person’s duties in the ordinary course of business);

(t)    “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, Order, rule, regulation, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel;

(u)    “Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has a material adverse effect on or with respect to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole; provided, however, that no events, developments, changes, effects or occurrences arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, including changes in relevant commodity pricing, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of the Company and its subsidiaries, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the request of or with the consent of Parent or Merger Sub, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition or other Laws, including CFIUS Clearance, for the consummation of the Merger, (v) changes or prospective changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, (vi) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism or any change in general national or international political or social conditions, (vii) any change in the price or trading volume of the Shares or the credit rating of the Company, (viii) changes required by GAAP or other accounting standards (or interpretations thereof), (ix) any Proceeding arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company, (x) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or (xi) any item listed on Section 9.5(u) of the Company Disclosure Schedule; except (A) in the cases of clause (i), (ii), (v) or (vi) to the extent that the Company and its subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect) and (B) that clause (vii) or (x) shall not prevent or otherwise affect a determination that any events, developments, changes, effects or occurrences underlying such changes or failures constitute or contribute to a Material Adverse Effect; provided, further, that the exceptions in clause (iii) above shall not apply with respect to references to Material Adverse Effect in those portions of the representations and warranties contained in Section 3.5(a) (and in Section 7.2(a) and Section 8.1(e)(i) to the extent related to such portions of such representation) the purposes of which are to address the consequences resulting from the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated by this Agreement;

(v)    “Order” means any order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction;

(w)    “Parent Retained Business” has the meaning set forth on Section 9.5(w) of the Company Disclosure Schedule;

(x)    “Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act);

(y)    “Privacy Legal Requirement” means any applicable data protection or privacy Law, including the Swiss Federal Data Protection Act and the Data Protection Ordinance and from 25 May 2018, the General Data Protection Regulation (2016/679) (the “GDPR”) and any national law supplementing the GDPR (such as, in the UK, the Data Protection Act 2018), and any regulatory requirement or industry standard relating to the processing of personal data (as amended and/or replaced from time to time);

(z)    “SEBI” means the Securities and Exchange Board of India;

(aa)    “SEBI Takeover Code” means the SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, as amended;

(bb)    “Selected Subsidiaries” means each of (i) WABCO Europe BVBA, (ii) WABCO GmbH, (iii) WABCO do Brasil Industria e Comercio de Freios Ltda, (iv) WABCO (China) Co Ltd., (v) WABCO INDIA LIMITED, (vi) WABCO North America LLC, (vii) WABCO Polska Sp. Z.o.o. and (viii) WABCO Global GmbH;

(cc)    “Significant Customer” means each of the top ten largest customers (or groups of related customers) of the Company and its subsidiaries by total sales by the Company and its subsidiaries, taken as a whole, during the four fiscal quarter period ended on December 31, 2018, which customers are set forth on Section 9.5(cc) of the Company Disclosure Schedule;

(dd)    “Significant Supplier” means each of the ten largest suppliers (or groups of related suppliers) to the Company and its subsidiaries by gross sales (or, in the case of third party services or modules providers, value added spend) to the Company and its subsidiaries, taken as a whole, during the four fiscal quarter period ended on December 31, 2018, which suppliers are set forth on Section 9.5(dd) of the Company Disclosure Schedule;

(ee)     “Specified Business” has the meaning set forth on Section 9.5(ee) of the Company Disclosure Schedule;

(ff)    “subsidiary” or “subsidiaries” means with respect to any Person (A) any Person (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, (B) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise or (y) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity and (C) with respect to the Company, solely for the purposes of the representations and warranties set forth in Sections 3.1, 3.3(b), 3.5(a), 3.6(a), 3.6(b), 3.6(c), 3.6(d) and 3.17(a) (but, with respect to each such representation or warranty, solely to the knowledge of the Company), and the covenants set forth in Section 5.1(b), Shanghai G7 WABCO, IOT Technology Co Ltd (with Beijing Huitong Tianxia IOT Technology Co., Ltd.)and WABCOWURTH Workshop Services GmbH; and

(gg)    “Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful Breach of this Agreement.

Section 9.6    Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.7    Entire Agreement; Assignment. This Agreement (including the Exhibit hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided, that Parent and Merger Sub may assign any of their respective rights and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Parent, in each case without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 9.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than:

(a)    after the Effective Time, with respect to the provisions of Section 6.10 (other than Section 6.10(g)) which shall inure to the benefit of the Persons or entities benefitting therefrom who are intended to be third-party beneficiaries thereof;

(b)    after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement;

(c)    after the Effective Time, the rights of the holders of Company Stock Options, Company Restricted Stock Units, Company Performance Stock Units, Company Deferred Stock Units or Company Cash Incentive Awards to receive the payments contemplated by the applicable provisions of Section 2.2(a), Section 2.2(b), Section 2.2(c), Section 2.2(d) and Section 2.2(e), in each case, in accordance with the terms and conditions of this Agreement; and

(d)    with respect to the provisions of Section 8.2(f), Section 9.2, Section 9.3, this Section 9.8, Section 9.9, Section 9.13 and Section 9.14, which shall inure to the benefit of, and be enforceable by, each lender under the Financing (and its successors and assigns). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9    Governing Law. This Agreement (including all matters of construction, validity and performance) and any Proceedings (whether based on contract, tort equity or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiations, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to any choice or conflict of Law principles, provisions or rules thereof (whether of the State of Delaware or any other jurisdiction)) that would cause the application of the Laws of any jurisdiction other than the State of Delaware provided that, notwithstanding the foregoing, any disputes involving the Financing Related Parties will be governed by and construed in accordance with the law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

Section 9.10    Headings. The descriptive headings contained in this Agreement and the table of contents hereof are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf”, or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement or any of the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Section 6.4 and Section 6.11 by Parent or Merger Sub and to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law (y) an award of specific performance is not an appropriate remedy for any reason at law or equity or (z) a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order. The election of either Party to pursue an injunction or specific performance shall not restrict, impair or otherwise limit such Party from subsequently seeking to terminate this Agreement and seeking to collect damages in respect of the other Party’s liability arising out of a Willful Breach of any agreement or covenant of this Agreement pursuant to Article VIII.

Section 9.13    Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by notice as provided herein shall constitute sufficient service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby and the Parties further waive any argument that such service is insufficient. Notwithstanding the foregoing, the Company shall be entitled to bring an action in a court of competent jurisdiction in Germany solely to enforce a judgment relating to the implementation of this Agreement. Each Party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of Delaware for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. Notwithstanding anything in this Agreement to the contrary, each Party hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against the lenders under the Financing in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing, the Financing Commitments or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 9.14 relating to the waiver of jury trial shall apply to any such action, suit or proceeding. Parent irrevocably designates the Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary, proper or advisable in order to confer jurisdiction over it, and Parent stipulates that such consent and appointment are irrevocable and coupled with an interest. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, at law or in equity, in contract, tort or otherwise, against or including any Financing Related Party in any way relating to this Agreement, including any dispute arising under or relating to any agreement entered into by any Financing Related Party in connection with the Financing or any Alternative Financing, or the performance thereof, in any forum other than the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom) or, if under applicable law exclusive jurisdiction is vested in the State courts, the Supreme Court of the State of New York, County of New York.

Section 9.14    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION ARISING OUT OF OR RELATING TO THE FINANCING AND THE FINANCING COMMITMENTS OR THE PERFORMANCE THEREOF) OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, AS THE CASE MAY BE.

Section 9.15    Transfer Taxes. Except to the extent subject to Section 2.3(b)(iv) or Section 2.3(e), all transfer, documentary, sales, use, stamp, registration and other such Taxes and government fees (including penalties and interest) incurred out of and in connection with the execution of the Merger (or the transactions contemplated by this Agreement) shall be paid by Parent, Merger Sub and/or their Affiliates when due.

Section 9.16    Interpretation. When reference is made in this Agreement to an Article, a Section or an Exhibit of or to this Agreement, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated and except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific instrument or Law will be deemed to refer to such instrument or Law as of such date. References to a Person are also to its permitted successors or assigns. Unless otherwise specifically indicated, all references to “dollars” or “$” will be deemed references to the lawful money of United States of America. The word “will” shall be construed to have the same meaning and effect as the word “shall.” With respect to the determination of any period of time, unless otherwise set forth herein, “from” means “from and including” and “to” means “to but excluding” and if the last day of such period is a non-Business Day, the period in question shall end at the close of the next succeeding Business Day. The terms

“day” and “days” refer to calendar day(s) and the terms “year” and “years” refer to calendar year(s). For purposes of this Agreement, any document posted to the Data Room as of 12:01 a.m. on the date that is one (1) day immediately preceding the date hereof and, solely to the extent the Agreement provides for the Company delivering, providing, furnishing or making available (or phrase of similar import) following the date of this Agreement, otherwise made available for review by Parent or its Representatives, whether in person, electronically or through the Data Room, shall, in each case, be deemed to have been “delivered”, “provided”, “furnished” or “made available” (or any phrase of similar import) to Parent by the Company. The information contained in this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and Exhibit hereto is disclosed solely for purposes of this Agreement and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract). No summary of this Agreement or any Exhibit, Schedule or other document delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule

Section 9.17    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.18    Representations and Warranties; Covenants for Non-Wholly Owned Subsidiaries.

(a)    The representations and warranties made by the Company in Article III as they relate to any non-wholly owned subsidiary of the Company are, in addition to any applicable qualifications and limitations set forth therein, limited to the knowledge of the Company; provided that this Section 9.18(a) shall not apply when determining whether a Material Adverse Effect has occurred for purposes of Sections 3.9(b) or 7.2(d).

(b)    The covenants made by the Company in this Agreement as they relate to any non-wholly owned subsidiary are, in addition to any applicable standards set forth therein, subject to (A) the Company’s or any of its subsidiaries’ ability to take or prohibit actions, directly or indirectly, under the applicable partnership, organizational document or similar agreement for such subsidiary and (B) the fiduciary duties to the non-wholly owned subsidiaries and its partners or stockholders owed by the Company and its subsidiaries and their respective designees, whether acting as directors, partners, stockholders, officers or otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

WABCO HOLDINGS INC.

By:	/s/ Jacques Esculier
Name:	Jacques Esculier
Title:	Chairman and Chief Executive Officer

PARENT:

ZF FRIEDRICHSHAFEN AG

By:	/s/ Wolf-Henning Scheider
Name:	Wolf-Henning Scheider
Title:	CEO

By:	/s/ Dr. Konstantin Sauer
Name:	Dr. Konstantin Sauer
Title:	CFO

MERGER SUB:

VERONA MERGER SUB CORP.

By:	/s/ Bryan Lauer
Name:	Bryan Lauer
Title:	President